Filed Pursuant to Rule 424(b)(5)
Registration No. 333-289488

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 11, 2025)

$300,000,000

5.950% Fixed-to-Floating Rate Subordinated Notes due 2036

We are offering $300,000,000 aggregate principal amount of 5.950% fixed-to-floating rate subordinated notes due 2036 (the “Notes”) pursuant to this prospectus supplement and the accompanying prospectus. The Notes will be offered in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on May 15, 2036 (the “Maturity Date”). From and including the date of original issuance to, but excluding, May 15, 2031, or the date of earlier redemption (the “fixed rate period”), the Notes will bear interest at an initial rate of 5.950% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2026. The last interest payment date for the fixed rate period will be May 15, 2031. From and including May 15, 2031, to, but excluding, the Maturity Date or the date of earlier redemption (the “floating rate period”), the Notes will bear interest at a floating rate per annum equal to the Benchmark rate based on Three-Month Term SOFR, each as defined and subject to the provisions described under “Description of the Notes - General” in this prospectus supplement, plus 217 basis points, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on August 15, 2031. Notwithstanding the foregoing, if the Benchmark rate is less than zero, the Benchmark rate will be deemed to be zero.

We may, at our option, beginning with the interest payment date of May 15, 2031, and on any date thereafter, redeem the Notes, in whole or in part. In addition, we may, at our option, redeem the Notes at any time prior to maturity, including prior to May 15, 2031, in whole but not in part, upon or after the occurrence of a “Tier 2 Capital Event” or a “Tax Event” (each as defined under “Description of the Notes” in this prospectus supplement) or our being required to register as an investment company under the Investment Company Act of 1940 (the “1940 Act”). The Notes will not otherwise be redeemable by us prior to maturity, unless certain events occur, as described under “Description of the Notes - Redemption” in this prospectus supplement. The redemption price for any redemption is 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption. Any redemption of the Notes will be subject to the receipt of the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to the extent then required under applicable laws or regulations, including capital regulations.

The Notes will be unsecured subordinated obligations, will rank pari passu, or equally, with all of our existing and future unsecured subordinated debt, will be senior to all of our existing and future junior subordinated debt and will be junior to all of our existing and future senior debt. The Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries and will be effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness. There will be no sinking fund for the Notes. The Notes will be obligations of Fulton Financial Corporation (“Fulton Financial” or the “Company”) only and will not be obligations of, and will not be guaranteed by, any of Fulton Financial’s subsidiaries. For a more detailed description of the Notes, see “Description of the Notes.”

Prior to this offering, there has been no public market for the Notes. The Notes will not be listed on any securities exchange or included in any automated quotation system.

The Notes are not deposits and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency. The Notes are ineligible as collateral for a loan or extension of credit from Fulton Financial or any of its subsidiaries. None of the U.S. Securities and Exchange Commission (the “SEC”), the FDIC, the Federal Reserve or any other bank regulatory agency or any state securities commission has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and those risk factors in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Note	Total
Public offering price(1)	100.00%	$300,000,000
Underwriting discount(2)	1.00%	$3,000,000
Proceeds, before expenses, to us	99.00%	$297,000,000

(1)	Plus accrued interest, if any, from May 5, 2026, if settlement occurs after that date.
(2)	The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting (Conflicts of Interest)” in this prospectus supplement for details.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company (“DTC”), against payment on or about May 5, 2026, which is the second business day following the date of pricing the Notes (such settlement being referred to as “T+2”). See “Underwriting (Conflicts of Interest)” for details.

Joint Book-Running Managers

Piper Sandler	J.P. Morgan

The date of this prospectus supplement is May 1, 2026.

Table of Contents

Prospectus Supplement

Prospectus

S-i

About This Prospectus Supplement

This document contains two parts. The first part is this prospectus supplement, which contains specific information about us and the terms on which we are selling the Notes and adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part is the accompanying prospectus dated August 11, 2025, which contains and incorporates by reference a more general description of the securities we may offer from time to time, some of which does not apply to the Notes we are offering, and important business and financial information about us. If information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If information contained in any document having a later date than this prospectus supplement (for example, a document incorporated by reference in the accompanying prospectus) differs or varies from the information contained in this prospectus supplement or the accompanying prospectus, the statement in the document having the later date modifies or supersedes the earlier statement.

As used in this prospectus supplement, “Fulton Financial,” the “Company,” “we,” “our” and “us” refer to Fulton Financial Corporation and its subsidiaries.

References to “Fulton Bank” refer to Fulton Bank, N.A., a bank chartered under the laws of the United States of America and a wholly owned bank subsidiary of Fulton Financial.

References to “Blue Foundry Bank” refer to Blue Foundry Bank, a New Jersey-chartered stock savings bank, a subsidiary of Blue Foundry Bancorp, a Delaware corporation (“Blue Foundry”), and a wholly owned subsidiary of Fulton Financial. Each of Blue Foundry Bank and Fulton Bank is referred to as a “Bank” and, collectively, as the “Banks”.

Unless otherwise indicated, currency amounts in this prospectus supplement are stated in U.S. dollars.

This prospectus supplement and the accompanying prospectus are part of a shelf registration statement on Form S-3 that we filed with the SEC. The registration statement incorporates by reference important business and financial information about us that is not included in or delivered with this document. This information, other than exhibits to documents that are not specifically incorporated by reference into this prospectus supplement or the accompanying prospectus, is available to you via the SEC’s website at www.sec.gov or without charge upon written or oral request to Fulton Financial at the address or telephone number indicated in the section entitled “Incorporation of Certain Documents by Reference” in this prospectus supplement.

Before you invest in the Notes, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The documents incorporated by reference into this prospectus supplement are described under “Incorporation of Certain Documents by Reference.”

Neither we nor the underwriters have authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” prepared by or on behalf of us or to which we may have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus relating to this prospectus supplement provided or approved by us and the documents incorporated by reference in either this prospectus supplement or the accompanying prospectus is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-ii

Incorporation of Certain Documents by Reference

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov and on the investor relations page of our website at www.fultonbank.com. Except for those SEC filings incorporated by reference in this prospectus supplement or in the accompanying prospectus, none of the other information on these websites constitutes a part of this prospectus supplement or the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement and the accompanying prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and the accompanying prospectus and information incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until the completion of the offering of securities under this prospectus (other than information in such additional documents that is deemed under the Exchange Act, in accordance with the Exchange Act and SEC rules, to be “furnished” and not filed with the SEC):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 27, 2026;
•	Our Current Reports on Form 8-K to the extent filed and not furnished with the SEC on February 23, 2026 and April 1, 2026; and
•	Our Definitive Proxy Statement on Schedule 14A for the 2026 Annual Meeting of Shareholders, filed on April 1, 2026 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025).

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Fulton Financial Corporation
One Penn Square
P.O. Box 4887
Lancaster, Pennsylvania 17604
Attention: Corporate Secretary
(717) 291-2411

S-iii

Cautionary Note Concerning Forward-Looking Statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference or deemed incorporated by reference into this prospectus supplement or the accompanying prospectus and any other written or oral statements made by us from time to time may contain forward-looking statements within the meaning of the federal securities laws. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “projects,” the negative of these terms and other comparable terminology. These forward-looking statements may include projections of, or guidance on, the Company’s future financial performance, expected levels of future expenses, including future credit losses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in the Company’s business or financial results.

Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the impact of adverse conditions in the economy and financial markets, including elevated interest rates and trade policies and the imposition of tariffs and retaliatory tariffs, on the performance of the Company’s loan portfolio and demand for the Company’s products and services;
•	the potential impacts of events affecting the financial services industry on the Company, including increased competition for, and costs of, deposits and other funding sources, more stringent regulatory requirements relating to liquidity and interest rate risk management and capital adequacy and increased FDIC insurance expenses;
•	the effects of actions by the federal government, including those of the Federal Reserve Board and other government agencies, that impact the money supply and market interest rates;
•	the effects of market interest rates, and the relative balances of interest rate-sensitive assets to interest rate-sensitive liabilities, on net interest margin and net interest income;
•	the composition of the Company’s loan portfolio, including commercial mortgage loans, commercial and industrial loans and construction loans, which collectively represent a majority of the loan portfolio, may expose the Company to increased credit risk;
•	the effects of changes in interest rates on demand for the Company’s products and services;
•	investment securities gains and losses, including declines in the fair value of securities which may result in charges to earnings or shareholders’ equity;
•	the effects of changes in interest rates or disruptions in liquidity markets on the Company’s sources of funding;
•	capital and liquidity strategies, including the Company’s ability to comply with applicable capital and liquidity requirements, and the Company’s ability to generate capital internally or raise capital on favorable terms;
•	the effects of competition on deposit rates and growth, loan rates and growth and net interest margin;
•	possible goodwill impairment charges;
•	the impact of operational risks, including the risk of human error, inadequate or failed internal processes and systems, computer and telecommunications systems failures, faulty or incomplete data and an inadequate risk management framework;
•	the loss of, or failure to safeguard, confidential or proprietary information;

S-iv

•	the Company’s failure to identify and adequately and promptly address cybersecurity risks, including data breaches and cyberattacks;
•	the impact of failures of third-party vendors upon which the Company relies to perform in accordance with contractual arrangements and the effects of concerns about other financial institutions on the Company;
•	the potential to incur losses in connection with repurchase and indemnification payments related to sold loans;
•	the potential effects of climate change on the Company’s business and results of operations;
•	the potential effects of increases in non-performing assets, which may require the Company to increase the allowance for credit losses, charge-off loans and incur elevated collection and carrying costs related to such non-performing assets;
•	the determination of the allowance for credit losses, which depends significantly upon assumptions and judgments with respect to a variety of factors, including the performance of the loan portfolio, the weighted-average remaining lives of different classifications of loans within the loan portfolio and current and forecasted economic conditions, among other factors;
•	the effects of the extensive level of regulation and supervision to which the Company and the Banks are subject;
•	changes in law, regulation and government policy, which could result in significant changes in banking and financial services regulation;
•	the continuing impact of the Dodd-Frank Act on the Company’s business and results of operations;
•	the potential for negative consequences resulting from regulatory violations, investigations and examinations, including potential supervisory actions, the assessment of fines and penalties, the imposition of sanctions, the need to undertake remedial actions and possible damage to the Company’s reputation;
•	the effects of adverse outcomes in litigation and governmental or administrative proceedings;
•	the effects of changes in U.S. federal, state or local tax laws;
•	the effects of the significant amounts of time and expense associated with regulatory compliance and risk management;
•	the Company’s ability to realize anticipated reductions in non-interest expense and increases in revenue from strategic initiatives implemented from time to time intended to simplify its operating model, improve its relationship banking focus, increase productivity and enhance the customer experience;
•	risks related to the Merger (as defined below) including, among others, (i) diversion of management’s attention from ongoing business operations and opportunities, (ii) cost savings and any revenue or expense synergies from the Merger may not be fully realized or may take longer than anticipated to be realized, (iii) expenses related to the Merger are greater than expected, and (iv) unanticipated challenges or delays in the integration of Blue Foundry Bank’s business into Fulton Bank’s business and/or the conversion of Blue Foundry Bank’s operating systems and customer data;
•	completed and potential future acquisitions may affect costs and the Company may not be able to successfully integrate the acquired business or realize the anticipated benefits from such acquisitions;
•	geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, including the war between Russia and Ukraine and ongoing tensions in the Middle East, which could impact business and economic conditions in the United States and abroad;

S-v

•	public health crises and pandemics and their effects on the economic and business environments in which the Company operates, including on the Company’s credit quality and business operations, as well as the impact on general economic and financial market conditions;
•	the Company’s ability to achieve its growth plans;
•	the Company’s ability to attract and retain talented personnel;
•	the effects of competition from financial service companies and other companies offering bank services;
•	the Company’s ability to keep pace with technological changes;
•	the Company’s reliance on its subsidiaries for substantially all of its revenues and its ability to pay dividends or other distributions;
•	the effects of negative publicity on the Company’s reputation; and
•	other factors that may affect future results of the Company.

These and other factors are more fully described under “Risk Factors” below and in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 27, 2026, and other factors discussed in the filings we make with the SEC under the Exchange Act.

Forward-looking statements are neither historical facts, nor assurance of future performance. Instead, the statements are based on current beliefs, expectations and assumptions regarding the future of the Company’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control, and actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not unduly rely on any of these forward-looking statements. Any forward-looking statement is based only on information currently available and speaks only as of the date when made. The Company undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All forward-looking statements attributable to the Company are expressly qualified in their entirety by these cautionary statements. Forward-looking statements speak only as of the date on which such statements are made. Except as required by law, we disclaim any obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise. There is no assurance that future results, levels of activity, performance or goals will be achieved.

S-vi

Prospectus Supplement Summary

This summary highlights selected information from this prospectus supplement and does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information appearing elsewhere in this prospectus supplement, as well as the information in the accompanying prospectus and in the documents incorporated by reference or deemed incorporated by reference into this prospectus supplement and the accompanying prospectus. You should carefully consider, among other things, the matters discussed in the section titled “Risk Factors” in this prospectus supplement, in our most recent Annual Report on Form 10-K for the year ended December 31, 2025, and in other documents that we subsequently file with the SEC. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Cautionary Note Concerning Forward-Looking Statements” in this prospectus supplement.

Overview

Fulton Financial is a Pennsylvania corporation and a registered financial holding company that maintains its headquarters in Lancaster, Pennsylvania. Through our banking subsidiary, Fulton Bank, we deliver financial services primarily within our five-state market area, comprised of Pennsylvania, Delaware, Maryland, New Jersey and Virginia. As of December 31, 2025, Fulton Financial had, on a consolidated basis, total assets of approximately $32.1 billion, loans and leases, net of unearned income of approximately $24.1 billion, total deposits of approximately $26.6 billion and total shareholders’ equity of approximately $3.5 billion.

Our principal executive offices are located at One Penn Square, Lancaster, Pennsylvania 17604, and our telephone number is (717) 291-2411. Our common stock is listed and traded on Nasdaq under the symbol “FULT”. Our website address is www.fultonbank.com. This website address is not intended to be an active link, and information on our website is not incorporated in, and should not be construed to be part of, this prospectus supplement.

Recent Developments

Dividend Declaration

Effective March 17, 2026, the Board of Directors of Fulton Financial (the “Board”) approved a quarterly cash dividend of $0.19 per share of its common stock, paid on April 15, 2026, to shareholders of record as of April 1, 2026. In addition, the Board approved a quarterly dividend of $12.81 per share of its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (equivalent to $0.32025 per depositary share), paid on April 15, 2026, to shareholders of record as of March 31, 2026, for the period from and including January 15, 2026, to but excluding, April 15, 2026.

Acquisition of Blue Foundry

On April 1, 2026, we completed the acquisition of Blue Foundry and its subsidiary bank, Blue Foundry Bank (the “Merger”). The acquisition of Blue Foundry expands our presence in the New Jersey market. In connection with the merger of Blue Foundry into Fulton Financial, each share of Blue Foundry common stock was converted into the right to receive 0.650 shares of Fulton Financial common stock. We expect to merge Blue Foundry Bank with Fulton Bank in the second half of 2026.

First Quarter 2026, Preliminary Results

On April 22, 2026, Fulton Financial reported its unaudited financial results for the three months ended March 31, 2026, including the financial results summarized below. The comparisons below of the results from the three months ended March 31, 2026, which is referred to as first quarter of 2026, unless otherwise noted, are against those from the three months ended December 31, 2025, which is referred to as the prior quarter, unless otherwise noted.

The following should be read in conjunction with Fulton Financial’s consolidated financial statements and related notes, as well as management’s discussion and analysis of financial condition and results of operations, in the Company’s filings with the SEC that are incorporated by reference herein and the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus supplement and similar sections in filings with the SEC that are incorporated by reference herein.

In the three months ended March 31, 2026, net income available to common shareholders was $92.2 million, or $0.51 per diluted share, a decrease of $4.2 million in comparison to the prior quarter. Operating net income available to common shareholders for the three months ended March 31, 2026 was $99.7 million, or $0.55 per diluted share, an increase of $0.3 million in comparison to the prior quarter.

Net Interest Income and Margin. Net interest income decreased $4.0 million to $262.0 million compared to the prior quarter. Net interest margin was 3.58%, representing one basis point decline from the prior quarter.

Capital. Common equity tier 1 capital ratio increased to approximately 11.9% compared to 11.8% in the prior quarter. During the first quarter of 2026, 1,212,650 shares of Fulton Financial’s common stock were repurchased under Fulton Financial’s 2026 repurchase program at a cost of $24.5 million or an average of $20.21 per share. The 2026 repurchase program represents the authorization, commencing on January 1, 2026 and expiring on January 31, 2027, to repurchase up to $150 million, excluding fees, commissions, excise tax and other ancillary expenses, of the Company’s common stock.

Non-interest Income. Non-interest income before investment securities gains (losses) was $69.8 million compared to $70.0 million in the prior quarter.

Expenses. Non-interest expense was $200.3 million compared to $213.0 million in the prior quarter. The $12.7 million decrease in non-interest expense was primarily due to a $11.7 million decrease in salaries and employee benefits expense primarily due to a $11.3 million decrease in incentive compensation expense. Acquisition-related expense associated with the Merger was $2.6 million compared to $0.8 million in the prior quarter.

Loans. During the first quarter of 2026, total net loans increased $121.5 million to $24.3 billion compared to $24.1 billion as of December 31, 2025. The increase was primarily due to increases of $78.7 million in consumer loans and $42.7 million in commercial loans which included an opportunistic purchase of an in-market commercial loan portfolio.

Deposits. Deposits totaled $26.8 billion, a $178.9 million increase compared to $26.6 billion as of December 31, 2025. The increase was primarily due to increases of $362.4 million in savings deposits and $78.8 million in noninterest-bearing demand deposits, partially offset by decreases of $146.5 million in interest-bearing demand deposits and $139.2 million in brokered deposits.

Credit Losses and Asset Quality. The provision for credit losses totaled $14.4 million in the first quarter of 2026, resulting in a $367.5 million allowance for credit losses attributable to net loans, or 1.51% of total net loans as of March 31, 2026, compared to $364.5 million, or 1.51% of total net loans as of December 31, 2025. Non-performing assets were $177.5 million, or 0.55% of total assets, as of March 31, 2026, in comparison to $185.2 million, or 0.58% of total assets, as of December 31, 2025.

Non-GAAP Financial Measures

In addition to our results presented in accordance with the accounting principles generally accepted in the United States (“GAAP”), our preliminary results contain supplemental financial information that has been derived by methods other than GAAP. We have presented the following non-GAAP financial measure because we believe that this measure provides useful and comparative information to assess trends in our results of operations and financial condition. Presentation of this non-GAAP financial measure is consistent with how we evaluate our performance internally and this non-GAAP financial measure is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors should recognize that our presentation of this non-GAAP financial measure might not be comparable to similarly-titled measure of other companies. This non-GAAP financial measure should not be considered a substitute for GAAP basis measures, and we strongly encourage a review of our consolidated financial statements in their entirety. The non-GAAP financial measure is reconciled to the most directly comparable GAAP measure in the following table.

(Dollars in thousands, except per share and share data)	Three months ended March 31, 2026
Net income available to common shareholders	$92,199
Plus: Core deposit intangible amortization	5,255
Plus: Acquisition-related expense	2,644
Plus: FultonFirst implementation and asset disposals	1,556
Less: Tax impact of adjustments	(1,985)
Operating net income available to common shareholders (numerator)	$99,669
Weighted average shares (diluted) (denominator)	181,655
Operating net income available to common shareholders, per share (diluted)	$0.55

The foregoing is preliminary and only a summary and is not intended to be a comprehensive statement of Fulton Financial’s financial results. The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of, Fulton Financial’s management. KPMG LLP has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.

Financial statements as of and for the three months ended March 31, 2026 will be included in Fulton Financial’s Quarterly Report on Form 10-Q to be filed with the SEC.

The Offering

The following summary highlights selected information from this prospectus supplement and the accompanying prospectus about the Notes and this offering. This description is not complete and does not contain all of the information that you should consider before investing in the Notes. You should read this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and therein, carefully before making a decision about whether to invest in the Notes. For a more complete understanding of the Notes, you should read the section of this prospectus supplement entitled “Description of the Notes.”

Issuer	Fulton Financial Corporation, a Pennsylvania corporation.

Notes Offered	5.950% Fixed-to-Floating Rate Subordinated Notes due 2036

Aggregate Principal Amount	$300,000,000

Issue Price	100%

Maturity Date	The Notes will mature on May 15, 2036.

Interest	Fixed rate period: A fixed rate per annum of 5.950%.

Floating rate period: A floating per annum rate equal to the Benchmark rate based on Three-Month Term SOFR plus 217 basis points for each quarterly interest period during the floating rate period; provided, however, that if the Benchmark rate is less than zero, the Benchmark rate will be deemed to be zero.

For each interest period during the floating rate period, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions (each as defined under “Description of the Notes”).

If the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined under “Description of the Notes”) have occurred with respect to Three-Month Term SOFR, then the provisions under “Description of the Notes- Effect of Benchmark Transition Event,” which are referred to herein as the “benchmark transition provisions,” will thereafter apply to all determinations of the interest rate on the Notes for each interest period during the floating rate period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the floating rate period will be an annual rate equal to the Benchmark Replacement (as defined under “Description of the Notes”) plus 217 basis points.

We will appoint a calculation agent for the Notes (which may be us or an affiliate) prior to the commencement of the floating rate period. We will act as the initial calculation agent.

Interest Payment Dates	Fixed rate period: May 15 and November 15 of each year, commencing on November 15, 2026. The last interest payment date for the fixed rate period will be May 15, 2031.

Floating rate period: February 15, May 15, August 15 and November 15 of each year, commencing on August 15, 2031.

Record Dates	Interest on each Note will be payable to the person in whose name such Note is registered on the 15th day (whether or not a Business Day) immediately preceding the applicable interest payment date.

Day Count Convention	Fixed rate period: 360-day year consisting of twelve 30-day months.

Floating rate period: 360-day year and the actual number of days elapsed.

No Guarantee	The Notes will not be guaranteed by any of our subsidiaries. As a result, the Notes will be structurally subordinated to the liabilities of our subsidiaries as discussed below under “Description of the Notes- Subordination” and “Risk Factors- The Notes will be unsecured and subordinated to any existing and future Senior Indebtedness (as defined under “Description of the Notes- Subordination”).”

Ranking; Subordination	The Notes offered by this prospectus supplement will be issued by us under a Subordinated Debt Securities Indenture, dated as of November 17, 2014, as amended (the “Base Indenture”), by and between Fulton Financial and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by a Fourth Supplemental Indenture, to be dated as of the issue date (the “Fourth Supplemental Indenture”), by and between Fulton Financial and the Trustee. We refer to the Base Indenture, as supplemented by the Fourth Supplemental Indenture, as the “Indenture.” The Notes will be our unsecured, subordinated obligations and:

• will rank junior in right of payment and upon our liquidation to any of our existing and all future Senior Indebtedness, all as described under “Description of the Notes”;

• will rank equal in right of payment and upon our liquidation with any of our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks equally with the Notes, including our 3.25% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “2030 Notes”) and 3.75% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “2035 Notes” and, together with the 2030 Notes, the “Outstanding Notes”); and

• will be (i) effectively subordinated to our secured indebtedness to the extent of the value of the collateral securing such indebtedness, and (ii) structurally subordinated to any existing and future liabilities and obligations of our subsidiaries, including the deposit liabilities and claims of other creditors of the Banks.

As of December 31, 2025, on a consolidated basis, we had no outstanding Senior Indebtedness and had $367.7 million of indebtedness that would rank pari passu to the Notes. As of December 31, 2025, our subsidiaries had $28.2 billion of liabilities to which the Notes will be structurally subordinated. The Indenture will not limit the amount of additional indebtedness we or our subsidiaries may incur.

Form and Denomination	The Notes will be offered in book-entry form only through the facilities of The Depository Trust Company (with its successors, “DTC”) in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Optional Redemption	We may, at our option, beginning with the interest payment date of May 15, 2031, and on any date thereafter, redeem the Notes, in whole or in part, from time to time, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus any accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Special Redemption	We may also redeem the Notes at any time prior to their maturity, including prior to May 15, 2031, in whole, but not in part, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, upon or after the occurrence of (1) a Tax Event (as defined in the Indenture); (2) a Tier 2 Capital Event (as defined in the Indenture); or (3) our being required to register as an investment company under the Investment Company Act of 1940, as amended. In each case, the redemption would be at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest to, but excluding, the redemption date. For more information, see “Description of the Notes- Redemption.”

Sinking Fund	There will be no sinking fund for the Notes.

Future Issuances	The Notes will initially be limited to an aggregate principal amount of $300,000,000. We may from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the Notes outstanding by issuing additional notes in the future with the same terms as the Notes, except for the issue date, the offering price and the first interest payment date, and such additional notes may be consolidated with the Notes issued in this offering and form a single series.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $296.2 million, after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds from this offering, after the payment of offering expenses, to repay $195 million aggregate principal amount of our outstanding 2030 Notes, plus accrued interest, and for general corporate purposes. See “Use of Proceeds.”

Listing	The Notes will not be listed on any securities exchange or quoted on any quotation system. Currently, there is no market for the Notes, and there is no assurance that any public market for the Notes will develop.

Certain ERISA and Benefit Plan Considerations	For a discussion of certain prohibited transactions and fiduciary duty issues pertaining to purchases by or on behalf of an employee benefit plan, see “Certain ERISA and Other Benefit Plan Considerations.”

U.S. Federal Income Tax Considerations	For a discussion of U.S. federal income tax considerations of purchasing, owning and disposing of the Notes, see “U.S. Federal Income Tax Considerations.”

Governing Law	The Notes and the Indenture will be governed by the laws of the State of New York.

Trustee	Wilmington Trust, National Association.

Global Note; Book-Entry System	The Notes offered hereby will be evidenced by a global note deposited with the trustee for the Notes, as custodian for DTC. Beneficial interests in the global note will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See “Description of the Notes- Form, Denomination, Transfer, Exchange and Book-Entry Procedures.”

Risk Factors	Investing in the Notes involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in the Notes set forth under “Risk Factors” beginning on page S-8 of this prospectus supplement, as well as the risk factors and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including those under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 and in other documents that we subsequently file with the SEC, for a discussion of factors that you should carefully consider before deciding whether to invest in the Notes.

Conflicts of Interest:	The Company and Piper Sandler Companies, the parent company of Piper Sandler & Co., an underwriter for this offering, have two 10% or greater shareholders in common. This is deemed a conflict of interest under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Pursuant to Rule 5121, Piper Sandler & Co. will not confirm sales of the Notes to any account over which it exercises discretionary authority without the prior written approval of the customer.

Risk Factors

An investment in our securities is subject to risks inherent to our business. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with the risk factors and other information included in our Annual Report on Form 10-K for the year ended December 31, 2025, and in other documents that we subsequently file with the SEC, incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that management is not aware of or that management currently deems immaterial may also impair our business operations. See also the discussion under the heading “Cautionary Note Concerning Forward-Looking Statements.” This prospectus supplement and the accompanying prospectus are qualified in their entirety by these risk factors. If any of these risks actually occurs, our financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of our securities could decline significantly, and you could lose all or part of your investment.

Risk Factors Related to the Notes

The Notes will be unsecured and subordinated to any existing and future Senior Indebtedness.

The Notes will be subordinated obligations of Fulton Financial. Accordingly, the Notes will be junior in right of payment to any existing and all future Senior Indebtedness, and in certain events of insolvency, to other financial obligations as described under “Description of the Notes.” Our Senior Indebtedness includes all of Fulton Financial’s indebtedness, except indebtedness of Fulton Financial that is expressly subordinated to or ranked pari passu with the Notes, subject to certain exceptions. The Notes will rank equally with all other unsecured subordinated indebtedness of Fulton Financial issued in the future under the Indenture. In addition, the Notes will be structurally subordinated to all existing and future indebtedness, liabilities and other obligations, including deposits of our subsidiaries, including the Banks. As of December 31, 2025, on a consolidated basis, we had no outstanding Senior Indebtedness and had $367.7 million of indebtedness that would rank pari passu to the Notes. As of December 31, 2025, our subsidiaries had $28.2 billion of liabilities to which the Notes will be structurally subordinated.

In addition, the Notes will not be secured by any of our assets. As a result, the Notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The Indenture governing the Notes does not limit the amount of Senior Indebtedness and other financial obligations or secured obligations that we or our subsidiaries may incur.

As a result of the subordination provisions described above, holders of the Notes may not be fully repaid in the event of our bankruptcy, liquidation or reorganization.

The Notes will not be insured or guaranteed by the FDIC, any other governmental agency or any of our subsidiaries. The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries generally will be paid from those subsidiaries’ assets before holders of the Notes would have any claims to those assets.

The Notes are not savings accounts, deposits or other obligations of the Banks or any of our non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or public or private insurer. The Notes are obligations of Fulton Financial only and are neither obligations of, nor guaranteed by, any of our subsidiaries. The Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries (including, in the case of the Banks, their respective depositors) generally will be paid from those subsidiaries’ assets before holders of the Notes would have any claims to those assets. Even if we become a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any debt of that subsidiary senior to that held by us, and our rights could otherwise be subordinated to the rights of other creditors and depositors of that subsidiary. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make interest and principal payments on the Notes.

The Indenture governing the Notes does not contain any limitations on our ability to incur additional indebtedness, grant or incur a lien on our assets, sell or otherwise dispose of assets, pay dividends or repurchase our capital stock.

Neither we nor any of our subsidiaries are restricted from incurring additional indebtedness or other liabilities, including additional senior or subordinated indebtedness, under the Indenture governing the terms of the Notes. If we incur additional indebtedness or liabilities, our ability to pay our obligations on the Notes could be adversely affected. We expect that we will from time to time incur additional indebtedness and other liabilities. In addition, we are not restricted under the Indenture governing the Notes from granting or incurring a lien on any of our assets, selling or otherwise disposing of any of our assets, paying dividends or issuing or repurchasing our securities including our regular quarterly dividend and share repurchases pursuant to our previously announced share repurchase program.

In addition, there are no financial covenants in the Indenture governing the Notes. Except as expressly provided in the Indenture, you are not protected under the Indenture governing the Notes in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you. See “Description of the Notes- Consolidation, Merger, Sale of Assets and Other Transactions.”

Payments on the Notes will depend on receipt of dividends and distributions from our subsidiaries.

We are a bank holding company and we conduct substantially all of our operations through subsidiaries, including the Banks. We depend on dividends, distributions and other payments from our subsidiaries to meet our obligations, including to fund payments on the Notes.

Federal and state banking regulations limit dividends from our bank subsidiaries to us. Generally, banks are prohibited from paying dividends when doing so would cause them to fall below regulatory minimum capital levels. Additionally, limits exist on banks paying dividends in excess of net income for specified periods. The total amount available for payment of dividends by Fulton Bank was approximately $373.5 million at December 31, 2025, based on Fulton Bank’s net income for the three months ended December 31, 2025 and the two prior years. If this amount had been fully distributed as of December 31, 2025, Fulton Bank would have maintained enough capital to be considered well-capitalized at that date. In addition, federal bank regulatory agencies have the authority to prohibit the Banks from engaging in unsafe or unsound practices in conducting their businesses. The payment of dividends or other transfers of funds to us, depending on the financial condition of the Banks, could be deemed an unsafe or unsound practice.

Dividend payments from the Banks would also be prohibited under the “prompt corrective action” regulations of federal bank regulators if the Banks are, or after payment of such dividends would be, undercapitalized under such regulations. In addition, the Banks are subject to restrictions under federal law that limit their ability to transfer funds or other items of value to us and our non-bank subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value. Unless an exemption applies, these transactions by the Banks with us are limited to 10% of such Bank’s capital stock and surplus and, with respect to all such transactions with affiliates in the aggregate, to 20% of such Bank’s capital stock and surplus. Moreover, loans and extensions of credit by the Banks to their affiliates, including us, generally are required to be secured in specified amounts. A bank’s transactions with its non-bank affiliates also are required generally to be on arm’s-length terms.

Accordingly, we can provide no assurance that we will receive dividends or other distributions from our bank subsidiaries and our other subsidiaries in an amount sufficient to pay interest on or principal of the Notes.

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the Notes.

In addition to our currently outstanding indebtedness and any additional indebtedness we may incur pursuant to this offering, we may be able to borrow substantial additional indebtedness, including Senior Indebtedness, in the future. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase.

Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the Notes, including:

•	limiting our ability to satisfy our obligations with respect to the Notes;
•	increasing our vulnerability to general adverse economic and industry conditions;
•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, and other general corporate requirements;
•	requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures, and general corporate requirements;
•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and
•	putting us at a disadvantage compared to competitors with less indebtedness.

The Indenture does not limit the incurrence of additional indebtedness by us, including secured indebtedness, which would be effectively senior to the Notes to the extent of the value of the collateral securing such indebtedness.

We may not be able to generate sufficient cash to service all of our debt, including the Notes.

Our ability to make scheduled payments of principal and interest, or to satisfy our obligations in respect of our debt or to refinance our debt, will depend on the future performance of our operating subsidiaries. Prevailing economic conditions (including interest rates), regulatory constraints, including, without limitation, limiting distributions to us from the Banks and required capital levels with respect to the Banks and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. Our subsidiaries may not be able to generate sufficient cash flows from operations, or we may be unable to obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt at or before maturity. We may not be able to refinance any of our debt when needed (including, without limitation, upon commencement of the floating rate period) on commercially reasonable terms or at all.

Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the Notes.

As a bank holding company, our ability to pay the principal of, and interest on, the Notes is subject to the rules and guidelines of the Federal Reserve regarding capital adequacy. We intend to treat the Notes as “Tier 2 capital” under these rules and guidelines. The Federal Reserve guidelines generally require us to review the effects of the cash payment on Tier 2 capital instruments, such as the Notes, on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, pursuant to federal law and Federal Reserve regulations, as a bank holding company, we are required to act as a source of financial and managerial strength to the Banks and commit resources to their support, including, without limitation, the guarantee of their capital plans if they are undercapitalized. Such support may be required at times when we may not otherwise be inclined or able to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the Notes on one or more of the scheduled interest payment dates, or at any other time, or the principal of the Notes at the maturity of the Notes.

If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, then the bankruptcy trustee would be deemed to have assumed, and would be required to cure immediately, any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of the Banks, and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

We intend for the Notes to qualify as eligible long-term debt for purposes of the Federal Reserve’s Total Loss-Absorbing Capital Requirements, should they become applicable to us, which means holders of the Notes will have limited rights, including limited rights of acceleration, if there is an event of default.

Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency involving us or our bank subsidiaries. There is no automatic acceleration, or right of acceleration, in the case of default in the payment of principal of or interest on the Notes, or in the performance of any of our other obligations under the Notes or the Indenture governing the Notes. Our regulators can, in the event we or our bank subsidiaries become subject to an enforcement action, prohibit our bank subsidiaries from paying dividends to us, and prevent our payment of interest or principal on the Notes and any dividends on our capital stock, but such limits will not permit acceleration of the Notes. See “Description of the Notes- Events of Default.”

Federal Reserve rules require that certain globally systemically important banks (“GSIBs”) maintain minimum levels of unsecured external long-term debt and other loss-absorbing capacity with specific terms (“eligible LTD”) for purposes of recapitalizing such GSIBs’ operating subsidiaries if such GSIBs were to enter into a resolution either:

•	in a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, or
•	in a receivership administered by the FDIC under Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

On August 29, 2023, the federal banking agencies issued a notice of proposed rulemaking (the “LTD NPR”), proposing long-term debt requirements for Category II, III, and IV bank holding companies which, if adopted as proposed, would require covered bank holding companies to issue and maintain minimum amounts of eligible LTD that satisfies certain requirements similar to those established for GSIBs. The LTD NPR also proposed requiring minimum amounts of internal eligible LTD to be maintained by certain insured depository institutions (“IDIs”) that are not consolidated subsidiaries of U.S. GSIBs and that have at least $100 billion in consolidated assets, for purposes of absorbing losses or recapitalizing the IDI. While we are not currently a Category II, III, or IV bank holding company or subject to the eligible LTD requirements applicable to GSIBs, if final rules are adopted pursuant to the LTD NPR, we may become subject to the requirements of such rules at that time or in the future.

We intend to qualify the Notes being offered hereby as eligible LTD for purposes of the Federal Reserve’s total loss-absorbing capacity rules as currently in effect and the final rules, if any, adopted pursuant to the LTD NPR. Because we do not and cannot know what final rules, if any, will be adopted pursuant to the LTD NPR, it is possible that the Notes do not qualify as eligible LTD under any final rule. As a result, we may need to issue further debt that is designed to qualify as eligible LTD in the future.

Because we intend for the Notes to qualify as eligible LTD for purposes of the Federal Reserve’s total loss-absorbing capacity rules, payment of principal on the Notes may be accelerated only in the case of certain events of our bankruptcy or insolvency.

An active trading market for the Notes may not develop.

The Notes constitute a new issue of securities for which there is no existing trading market. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes in any automated dealer quotation system. We cannot provide you with any assurance regarding whether a trading market for the Notes will develop, the ability of holders of the Notes to sell their Notes or the prices at which holders may be able to sell their Notes. The underwriter has advised us that it intends to make a secondary market in the Notes. The underwriter, however, is not obligated to do so, and any market-making with respect to the Notes may be discontinued at any time without notice. There may be a limited number of buyers if you decide to sell your Notes. This may affect the price you receive for your Notes or your ability to sell your Notes at all. Investors in the Notes may not be able to sell the Notes at all or may not be able to sell the Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

If a trading market for the Notes develops, changes in the debt markets, among others, could adversely affect your ability to liquidate your investment in the Notes and the market price of the Notes.

Many factors could affect the trading market for, and the trading value of, the Notes. These factors include: the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the Notes; the time remaining to the maturity of the Notes; the ranking of the Notes; the redemption features of the Notes; the outstanding amount of subordinated notes with terms similar or identical to the Notes offered hereby; the prevailing interest rates being paid by other companies similar to us; changes in U.S. interest rates; whether the ratings on the Notes or us provided by any rating agency have changed; our financial condition, financial performance and future prospects; the level, direction and volatility of market interest rates generally; general economic conditions of the capital markets in the United States; and geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could adversely affect the trading market (if any) for, and the market price of, the Notes.

We may redeem the Notes before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.

We may redeem all or a portion of the Notes as described in the section of this prospectus supplement entitled “Description of the Notes—Redemption.” It is more likely we will redeem the Notes after May 15, 2031 if the interest rate on them is higher than that which would be payable on one or more other forms of borrowing. If we redeem the Notes prior to their stated maturity date, holders of the Notes may not be able to invest in other securities with a similar level of risk that yield as much interest as the Notes.

The amount of interest payable on the Notes will vary after May 15, 2031.

During the fixed rate period, the Notes will bear interest at an initial rate of 5.950% per annum. Thereafter, the Notes will bear interest at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus 217 basis points, subject to the provisions under “Description of the Notes- Interest.” The per annum interest rate that is determined at the reference time for each interest period will apply to the entire quarterly interest period following such determination date even if the Benchmark rate increases during that period.

Floating rate notes bear additional significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including, without limitation, economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the Notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.

Our published credit ratings may not reflect all risks of an investment in the Notes.

The published credit ratings of us or our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The published credit ratings assigned to the Notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the Notes.

Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in the Notes in light of your particular circumstances.

A downgrade of our credit ratings or the ratings of our subsidiaries or other financial institutions could have a material adverse impact on us and the value of and market for the Notes.

Rating agencies continuously evaluate us and our subsidiaries, and their ratings of our long-term and short-term debt are based on a number of factors, including financial strength, as well as factors not entirely within our control, such as conditions affecting the financial services industry generally. In light of these reviews and the continued focus on the financial services industry generally, we and our subsidiaries may not be able to maintain our current credit ratings. Ratings downgrades by a rating agency could have a significant and immediate impact on our funding and liquidity through cash obligations, reduced funding capacity and collateral triggers. A reduction in our or our subsidiaries’ credit ratings could also increase our borrowing costs and limit access to the capital markets. These changes could have a material adverse impact on the value of and market for the Notes.

Downgrades in the credit or financial strength ratings assigned to the counterparties with whom we transact could create the perception that our financial condition will be adversely impacted as a result of potential future defaults by such counterparties. Additionally, we could be adversely affected by a general, negative perception of financial institutions caused by the downgrade of other financial institutions. Accordingly, ratings downgrades for other financial institutions could affect the market price of our stock and could limit our access to or increase our cost of capital. These changes could have a material adverse impact on the value of and market for the Notes.

Investors should not rely on indicative or historical data concerning SOFR or Three-Month Term SOFR.

The interest rate during the floating rate period will be determined using Three-Month Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Three-Month Term SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement, which is Compounded SOFR (as described under “Description of the Notes”)). In the following discussion of SOFR, when we refer to the Notes, we mean the Notes at any time during the floating rate period when the interest rate on the Notes is or will be determined based on SOFR, including Three-Month Term SOFR.

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of DTC. SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral that take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. FRBNY states that it obtains information from DTCC Solutions LLC, an affiliate of DTC.

FRBNY currently publishes SOFR daily on its website at https://www.newyorkfed.org/markets/reference-rates/sofr. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

In 2021, the Alternative Reference Rates Committee (the “ARRC”) convened by the Federal Reserve and FRBNY formally recommended the use of the CME Group’s computation of forward-looking SOFR term rates, which are calculated by the CME Group based on SOFR futures. It is currently anticipated that Three-Month Term SOFR, for purposes of the Notes, will be based on the CME Group’s forward-looking SOFR term rates with a tenor of three months.

FRBNY started publishing SOFR in 2018. FRBNY has also started publishing historical indicative SOFRs dating back to 2014, although such historical indicative data inherently involves assumptions, estimates and approximations. Similarly, certain historical Three-Month Term SOFR data is available from the CME Group. Investors should not rely on any such historical data, indicative or otherwise, or on any historical changes or trends in SOFR Three-Month Term SOFR as an indicator of the future performance of SOFR or Three-Month Term SOFR.

Term SOFR and SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and Term SOFR and SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the Notes may fluctuate more than floating rate securities that are linked to less volatile rates.

Changes in Term SOFR and SOFR could adversely affect holders of the Notes and the trading prices for the Notes.

Because Term SOFR and SOFR are based on data received from other sources, we have no control over its determination, calculation or publication. There is no assurance that either Term SOFR or SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Notes. If the manner in which Term SOFR or SOFR are calculated is changed, that change may result in a reduction in the amount of interest that accrues on the Notes during the floating rate period, which may adversely affect the trading prices of the Notes. Further, if the Benchmark rate on the Notes during the floating rate period on any determination date declines to zero or becomes negative, the Benchmark will be deemed to equal zero. In addition, once the Benchmark rate for the Notes for each interest period during the floating rate period is determined by the calculation agent on the determination date, interest on the Notes will accrue based on such Benchmark rate for the applicable interest period and will not be subject to change during such interest period. There is no assurance that changes in Term SOFR or SOFR could not have a material adverse effect on the yield on, value of and market for the Notes.

Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.

Under the benchmark transition provisions of the Notes, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the floating interest rate on the Notes for each interest period during the floating rate period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment). However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first-available Benchmark Replacement, is the compounded average of the daily SOFR calculated in arrears, while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months. In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate (as defined under “Description of the Notes”), which is another Benchmark Replacement, has not yet been established and may change over time.

The implementation of Benchmark Replacement Conforming Changes could adversely affect holders of the Notes.

Under the benchmark transition provisions of the Notes, if Three-Month Term SOFR has been discontinued or if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by: (1) the Relevant Governmental Body (such as the ARRC or FRBNY); (2) the International Swaps and Derivatives Association, Inc. (“ISDA”); or (3) in certain circumstances, the calculation agent, which may be us. In addition, the benchmark transition provisions expressly authorize the calculation agent (which may be us) to make certain changes, which are defined in the terms of the Notes as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the determination of interest periods, and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the Notes during any interest period during the floating rate period, which could adversely affect the yield on, value of and market for the Notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark rate that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark rate that it is replacing.

Also, since SOFR and Term SOFR are relatively new market indices, SOFR-linked debt securities may not have an established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to SOFR or Term SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and trading prices of the Notes may be lower than those of later-issued SOFR-linked debt securities as a result. Similarly, if Term SOFR or SOFR does not prove to be widely used in securities similar to the Notes, the trading price of the Notes may be lower than those of debt securities linked to such rates that are more widely used. Debt securities indexed to Term SOFR (as the Notes will be) may not be able to be sold at all or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

A change in the Benchmark interest rate may be treated as a significant modification of the Notes for tax purposes, which could result in taxable gain or loss to holders.

If a term of the Notes, such as the interest rate, is altered such that the Notes are impacted to a degree that is economically significant, the Notes will be treated as exchanged for the modified notes for federal tax purposes. A deemed exchange of the Notes could result in gain or loss to holders. Thus, if the Benchmark interest rate is replaced with a rate other than the Three-Month Term SOFR, such replacement could adversely affect holders of the Notes.

We anticipate being the initial calculation agent and may have economic interests adverse to the interests of the holders of the Notes.

The calculation agent will determine the interest rate during the Floating Rate Period. We anticipate being the initial calculation agent for the Notes, and we cannot assure you that we will appoint an independent third-party calculation agent at any time. Any exercise of discretion by us under the terms of the Notes, including, without limitation, any discretion exercised by us or by an affiliate acting as calculation agent, could present a conflict of interest. In making the required determinations, decisions, and elections, we or an affiliate of ours acting as calculation agent may have economic interests that are adverse to the interests of the holders of the Notes, and those determinations, decisions, or elections could have a material adverse effect on the yield on, value of, and market for the Notes. All determinations, decisions, or elections by us, or by us or an affiliate acting as calculation agent under the terms of the Notes will be conclusive and binding absent manifest error.

The use of the net proceeds from the sale of the Notes will be at the discretion of our management and could change depending on unforeseen events or changes in current business conditions or our circumstances.

While our current intention is to use the net proceeds from this offering for general corporate purposes, as discussed further under “Use of Proceeds” below, our management will have broad discretion in the use of the net proceeds from the sale of the Notes. The occurrence of any unforeseen events or change in business conditions could result in the application of the net proceeds of the offering in a manner other than as described in this prospectus supplement.

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $296.2 million, after deducting the underwriting discount and our estimated offering expenses.

We intend to use the net proceeds from this offering to repay $195 million aggregate principal amount of our outstanding 2030 Notes, plus accrued interest, and for general corporate purposes.

The 2030 Notes currently bear interest at a floating rate per annum equal to the Three-Month Term SOFR, plus a spread of 230 basis points for each quarterly interest period during the floating rate period of the 2030 Notes, currently payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year. The 2030 Notes are scheduled to mature on March 15, 2030. We may, at our option, beginning on March 15, 2025, and on any interest payment date thereafter redeem the 2030 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2030 Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. This prospectus supplement does not constitute a notice of redemption with respect to the 2030 Notes.

Capitalization

The following table sets forth our capitalization, on a consolidated basis, as of December 31, 2025, on an actual basis as of that date and as adjusted to give effect to this offering, taking into account the expected net proceeds of such offering to us (after deducting the underwriting discount and estimated offering expenses payable by us) and the expected use of proceeds of such offering, including the repayment of the 2030 Notes.

You should read this table in conjunction with the more detailed information, including our consolidated financial statements and related notes, included and incorporated by reference in this prospectus supplement.

	As of December 31, 2025
(Dollars in thousands)	Actual	As adjusted
Total Assets	$32,118,400	$32,220,482
Borrowings
FHLB advances	$250,000	$250,000
Senior and subordinated debt	367,637	173,519
Notes offered hereby	—	296,200
Other borrowings and interest-bearing liabilities	679,738	679,738
Total Borrowings	1,297,375	1,399,457
Shareholders’ equity:
Preferred stock, no par value, 10,000,000 shares authorized, Series A, 200,000 shares issued as of December 31, 2025, liquidation preference of $1,000 per share	192,878	192,878
Common stock, $2.50 par value, 600,000,000 shares authorized, 247,130,331 shares issued as of December 31, 2025	617,826	617,826
Additional paid-in capital	1,803,235	1,803,235
Retained earnings	2,024,618	2,024,618
Accumulated other comprehensive loss	(198,682)	(198,682)
Treasury stock, at cost, 67,235,204 shares in 2025	(949,428)	(949,428)
Total Shareholders’ equity	3,490,447	3,490,447
Total Liabilities and Shareholders’ equity	$32,118,400	$32,220,482
Capital Ratios:
Total Risk-Based Capital (to Risk-Weighted Assets)	15.2%	15.7%
Tier I Risk-Based Capital (to Risk-Weighted Assets)	12.6%	12.6%
Common Equity Tier 1 (to Risk-Weighted Assets)	11.8%	11.8%
Tier I Leverage Capital (to Average Assets)	9.7%	9.7%

Description of the Notes

The following summary of the Notes does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture (as defined below) and the Notes. Unless otherwise specified, capitalized terms used in this summary but not defined in this prospectus supplement have the meanings specified in the Indenture. The following description of the terms of the Indenture and the Notes supplements and, to the extent inconsistent therewith, replaces and supersedes the description of the general terms and provisions of the subordinated debt securities in the accompanying prospectus.

You should read the Indenture and the Notes because they, and not this description, define your rights as holders of the Notes. For purposes of this section, references to “Fulton Financial,” the “Company,” “we,” “us” and “our” include only Fulton Financial Corporation and not any of its subsidiaries.

General

The Notes offered hereby will be issued under the Indenture.

The Notes will be our general unsecured, subordinated obligations and will rank equally with all of our other unsecured, subordinated obligations from time to time outstanding, including the Outstanding Notes. The Notes will rank junior to all of our existing and future Senior Indebtedness (as defined below) to the extent and in the manner set forth in the Indenture. In addition, the Notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Notes will be structurally subordinated to all of the existing and future liabilities and obligations of our subsidiaries, including the deposit liabilities and claims of other creditors of the Banks. See “—Subordination.” The Notes will be obligations of Fulton Financial only and will not be obligations of, and will not be guaranteed by, any of our subsidiaries.

The Notes will mature on the Maturity Date, unless previously redeemed or otherwise accelerated. The Notes are not convertible into, or exchangeable for, equity securities, other securities, or assets or property of the Company or its subsidiaries. There is no sinking fund for the Notes. We intend for the Notes to qualify (subject to applicable limitations) as Tier 2 capital under applicable capital regulations, guidance, and interpretations of the Federal Reserve. We do not intend to apply for the listing of the Notes on any securities exchange or the quotation of the Notes on any quotation system. The Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Beginning with the interest payment date of May 15, 2031, and on any date thereafter, we may, at our option, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve (or, as and if applicable, the rules of any successor appropriate bank regulatory agency “Federal Reserve Approval”), redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest to, but excluding, the redemption date. The Notes may not be redeemed by us prior to May 15, 2031, except that we may, at our option, subject to Federal Reserve Approval, redeem the Notes in whole, but not in part, prior to maturity, including prior to May 15, 2031, upon the occurrence of a “Tax Event” or a “Tier 2 Capital Event” (as such terms are defined in the Indenture) or if we are required to register as an investment company pursuant to the 1940 Act, in each case, at a price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest to, but excluding, the redemption date. Any partial redemption will be made in accordance with the applicable procedures of DTC. See “—Redemption.”

Further Issues

The Indenture does not limit the amount of Notes that we may issue from time to time in one or more series. The Indenture permits us to increase the principal amount of the Notes by issuing additional Notes on the same terms and conditions as the Notes (except for any differences in the issue price and interest accrued prior to the date of issuance of the additional Notes), and with the same CUSIP number as the Notes, provided that the additional Notes are fungible with the Notes for United States federal income tax purposes. The Notes and any additional Notes issued by the Company will rank equally and ratably and shall be treated as a single series of securities for all purposes under the Fourth Supplemental Indenture.

Interest

From and including the date of original issuance to, but excluding, May 15, 2031 or the date of earlier redemption (the “fixed rate period”), the Notes will bear interest at a rate of 5.950% per annum, payable semi-annually in arrears on May 15 and November 15 of each year (each, a “fixed rate interest payment date”), commencing on November 15, 2026. The last fixed rate interest payment date for the fixed rate period will be May 15, 2031.

From and including May 15, 2031 to, but excluding, the Maturity Date or the date of earlier redemption (the “floating rate period”), the Notes will bear interest at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of 217 basis points. During the floating rate period, interest will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each, a “floating rate interest payment date” and, together with the fixed rate interest payment dates, the “interest payment dates”), commencing on August 15, 2031. Notwithstanding the foregoing, if the Benchmark rate is less than zero, the Benchmark rate shall be deemed to be zero.

For the purpose of calculating interest on the Notes for each interest period during the floating rate period when the Benchmark is Three-Month Term SOFR, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions. We will act as the initial calculation agent. All percentages used in or resulting from any calculation of Three-Month Term SOFR will be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

The following definitions apply to the foregoing definition of Three-Month Term SOFR:

“Benchmark” means, initially, Three-Month Term SOFR; provided that if the calculation agent determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“FRBNY’s Website” means the website of FRBNY at http://www.newyorkfed.org, or any successor source. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

“Reference Time” with respect to any determination of the Benchmark means (a) if the Benchmark is Three-Month Term SOFR, the date that is two U.S. Government Securities Business Days prior to the start of the relevant floating rate interest period, or such other time determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions, and (b) if the Benchmark is not Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto.

“SOFR” means the secured overnight financing rate published by the FRBNY, as the administrator of the Benchmark (or a successor administrator), on the FRBNY’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Three-Month Term SOFR selected by the calculation agent in its reasonable discretion).

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the calculation agent decides that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the calculation agent determines is reasonably necessary).

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

The terms “Benchmark Replacement,” “Benchmark Replacement Conforming Changes,” “Benchmark Replacement Date,” “Benchmark Transition Event” and “Corresponding Tenor” have the meanings set forth below under the heading “—Effect of Benchmark Transition Event.”

Notwithstanding the foregoing paragraphs related to the determination of interest, if the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to Three-Month Term SOFR, then the provisions set forth below under the heading “—Effect of Benchmark Transition Event,” which we refer to as the “benchmark transition provisions,” will thereafter apply to all determinations of the interest rate on the Notes for each interest period during the floating rate period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the floating rate period will be an annual rate equal to the Benchmark Replacement plus 217 basis points.

Absent manifest error, the calculation agent’s determination of the interest rate for an interest period for the Notes will be binding and conclusive on you, the trustee and us. The calculation agent’s determination of any interest rate, and its calculation of interest payments for any period, will be maintained on file at the calculation agent’s principal offices, will be made available to any holder of the Notes upon request and will be provided to the trustee.

Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months during the fixed rate period and on the basis of a 360-day year and the actual number of days elapsed during the floating rate period. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

Interest on the Notes, subject to certain exceptions, will accrue during the applicable interest period. When we use the term “interest period,” we mean the period from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the date of issuance of the Notes to, but excluding, the applicable interest payment date or the Maturity Date or date of earlier redemption, if applicable. If a fixed rate interest payment date or the Maturity Date falls on a day that is not a business day, then the interest payment or the payment of principal and interest at maturity will be paid on the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the Notes will not be entitled to any further interest or other payments. If a floating rate interest payment date falls on a day that is not a business day, then such floating rate interest payment date will be postponed to the next succeeding business day unless such day falls in the next succeeding calendar month, in which case such floating rate interest payment date will be accelerated to the immediately preceding business day, and, in each such case, the amounts payable on such business day will include interest accrued to, but excluding, such business day.

Interest on each Note will be payable to the person in whose name such Note is registered on the fifteenth day immediately preceding the applicable interest payment date, whether or not such day is a business day. Any interest which is payable, but is not punctually paid or duly provided for, on any interest payment date shall cease to be payable to the holder on the relevant record date by virtue of having been a holder on such date, and such defaulted interest may be paid by us to the person in whose name the Notes are registered at the close of business on a special record date for the payment of defaulted interest, or in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed. However, interest that is paid on the Maturity Date will be paid to the person to whom the principal will be payable. Interest will be payable by wire transfer in immediately available funds in U.S. dollars at the office of the principal paying agent or, at our option in the event the Notes are not represented by global notes, by check mailed to the address of the person specified for payment in the preceding sentences.

If the then-current Benchmark is Three-Month Term SOFR, the calculation agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and interest payments during the floating rate period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the calculation agent, then the relevant Three-Month Term SOFR Conventions will apply. Furthermore, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR at any time when any of the Notes are outstanding, then the foregoing provisions concerning the calculation of the interest rate and interest payments during the floating rate period will be modified in accordance with the benchmark transition provisions.

“Business day” means (i) each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which it is a U.S. federal holiday or any day on which banking institutions in New York are authorized or obligated by law or executive order to close or (ii) a day on which the corporate trust office of the trustee is not closed for business; provided, that, when used in connection with an amount that bears interest at a rate based on SOFR or Term SOFR or any direct or indirect calculation or determination of SOFR or Term SOFR, the term “business day” means any such day that is also a U.S. Government Securities Business Day.

Ranking

The Notes are our general unsecured, subordinated obligations and are:

•	junior in right of payment to any of our existing and future Senior Indebtedness;
•	equal in right of payment with any of our existing and future subordinated indebtedness, including the Outstanding Notes;

•	effectively subordinated to all of our secured indebtedness to the extent of the value of the collateral securing such indebtedness; and
•	structurally subordinated to any existing and future liabilities and obligations of our subsidiaries, including the deposit liabilities and claims of other creditors of the Banks.

Subordination

The Notes are junior in right of payment to the prior payment in full of all our Senior Indebtedness. This means that, under certain circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of our Senior Indebtedness, if any, will be entitled to receive payment in full of all amounts that are due or will become due on their debt securities before the holders of the Notes will be entitled to receive any amounts under the Notes. These circumstances include when we make a payment or distribute assets to creditors upon our liquidation or dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding related to the Company or its property.

These subordination provisions mean that if we are insolvent, a direct holder of a specific amount of our Senior Indebtedness may ultimately receive more of our assets than a direct holder of the same amount of Notes, and our creditor that is owed a specific amount may ultimately receive more of our assets than a direct holder of the same amount of Notes. The Indenture does not limit our ability to incur Senior Indebtedness or general obligations, including indebtedness ranking equally with the Notes or secured debt.

Holders of the Notes may not accelerate the maturity of the Notes, except upon an event of default. See “—Events of Default” below.

The Indenture provides that, unless all principal of and any premium or interest on Senior Indebtedness has been paid in full, no payment or other distribution may be made in respect of any Notes under the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, dissolution, winding up, assignment for the benefit of creditors or other similar proceedings or events involving us or our assets;
•	in the event and during the continuation of any default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto, or in the event any judicial proceeding shall be pending with respect to any such default; or
•	in the event that any Notes have been declared due and payable before their stated maturity.

If the trustee or any holders of Notes receive any payment or distribution that is prohibited under the subordination provisions, and if this fact is made known to the trustee or holders at or prior to the time of such payment or distribution, then the trustee or the holders will have to pay over that money to us.

Further, in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for the benefit of creditors or other similar proceedings or events involving us or our assets, any creditors in respect of general obligations will be entitled to receive payment in full of all amounts due or to become due on or in respect of such general obligations, before any amount is made available for payment or distribution to the holders of the Notes.

Even if the subordination provisions prevent us from making any payment when due on the Notes, we will be in default on our obligations under the Notes if we do not make the payment when due. This means that the trustee and the holders of Notes can take action against us, but they will not receive any money until the claims of the holders of Senior Indebtedness have been fully satisfied.

The Indenture allows the holders of Senior Indebtedness to obtain a court order requiring us and any holder of Notes to comply with the subordination provisions.

“Senior Indebtedness” means the principal of (and premium, if any) and interest, if any on:

•	our indebtedness for purchased or borrowed money, whether or not evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including obligations incurred in connection with the acquisition of property, assets or businesses;
•	our capital lease obligations;
•	our obligations issued or assumed as the deferred purchase price of property, our conditional sale obligations and our obligations under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;
•	our obligations arising from off-balance sheet guarantees and direct credit substitutes, including obligations in respect of any letters of credit, bankers’ acceptance, security purchase facilities and similar credit transactions;
•	our obligations associated with derivative products, including obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;
•	any of the above listed obligations of other persons the payment of which we are responsible or liable for, either directly or indirectly, as obligor, guarantor or otherwise;
•	any of the above listed obligations of other persons secured by any lien on any of our property or assets whether or not we assume that obligation; and
•	any deferrals, renewals or extensions of any of the above listed obligations.

However, Senior Indebtedness does not include:

•	the Notes;
•	trade accounts payable arising in the ordinary course of business; and
•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the Notes, including the Outstanding Notes.

We are a financial holding company and substantially all of our assets are held by our direct and indirect subsidiaries. We rely on dividends and other payments or distributions from our subsidiaries to pay the interest on our debt obligations (such as the Notes offered hereby), which interest expense was $18.4 million and $20.3 million for the years ended December 31, 2025 and 2024, respectively (holding company only). Federal and state bank regulations impose certain restrictions on the ability of our bank subsidiaries to pay dividends directly or indirectly to us, to make any extensions of credit to us or certain of our affiliates and to invest in our stock or securities. These regulations also prevent us from borrowing from our bank subsidiaries unless the loans are secured by collateral. Accordingly, we may not have access to sufficient cash to make payments on the Notes. See “Risk Factors” in this prospectus supplement and the accompanying prospectus and Item “1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Because we are a holding company, our right and the rights of our creditors, including holders of the Notes, to participate in any distribution of assets of any of our subsidiaries upon their liquidation, reorganization, dissolution, winding up or otherwise would be subject to the prior claims of creditors of that subsidiary (except to the extent that we are a creditor with a recognized claim). In the event of any such distribution of assets of our bank subsidiaries due in part to their status as insured depository institutions, the claims of depositors and other general or subordinated creditors of such bank subsidiaries would be entitled to priority over claims of shareholders of our bank subsidiaries, including us as their parent holding company and any creditor of ours, such as olders of the Notes. As of December 31, 2025, on a consolidated basis, we had no outstanding Senior Indebtedness and had $367.7 million of indebtedness that would rank pari passu to the Notes. As of December 31, 2025, our subsidiaries had $28.2 billion of liabilities to which the Notes will be structurally subordinated.

No Additional Amounts

In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), we will not pay additional amounts with respect to such tax or assessment. For a discussion relating to certain U.S. federal income tax consequences of the ownership and disposition of the Notes, see “U.S. Federal Income Tax Considerations.”

Redemption

We may, at our option, beginning with the interest payment date of May 15, 2031, but not prior thereto (except upon the occurrence of certain events specified below), and on any date thereafter, redeem the Notes, in whole or in part, from time to time, subject to obtaining Federal Reserve Approval, at a price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

The Notes may not otherwise be redeemed prior to the Maturity Date, except that we may also, at our option, redeem the Notes, in whole, but not in part, subject to obtaining Federal Reserve Approval, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption, at any time, including before May 15, 2031, upon the occurrence of:

•	a “Tax Event,” defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); or (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, which change or amendment or challenge becomes effective or which pronouncement, decision or challenge is announced on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by us on the Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes;

•	a “Tier 2 Capital Event,” defined in the Indenture to mean our good faith determination that, as a result of (a) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the original issue date of the Notes; (b) any proposed change in those laws, rules or regulations that is announced or becomes effective after the original issue date of the Notes; or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines with respect thereto that is announced after the original issue date of the Notes, there is more than an insubstantial risk that we will not be entitled to treat the Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable to us, for so long as any Notes are outstanding; or
•	the Company becoming required to register as an investment company pursuant to the 1940 Act.

In the event of any redemption of the Notes, we will deliver or cause to be delivered a notice of redemption (which notice may be conditional in our discretion on one or more conditions precedent, and the redemption date may be delayed until such time as any or all of such conditions have been satisfied or revoked by us if we determine that such conditions will not be satisfied) to each holder of Notes (with a copy to the trustee) not less than 10 nor more than 45 days prior to the redemption date.

Any partial redemption will be made in accordance with DTC’s applicable procedures among all of the holders of the Notes. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state that it is a partial redemption and the portion of the principal amount thereof to be redeemed. The Notes are not subject to redemption or prepayment at the option of the holders.

Events of Default

The only “events of default” with respect to the Notes under the Indenture are certain events related to our bankruptcy or insolvency, whether voluntary or involuntary, or certain events related to the insolvency of the Banks, which represents 50% or more of our consolidated assets or any subsidiary of ours in the future which represents 50% or more of our consolidated assets. If an event of default with respect to the Notes occurs and is continuing, the principal amount of all of the Notes shall become and be immediately due and payable without any declaration or other action on the part of the trustee or any holder of the Notes. If an event of default with respect to the Notes occurs and is continuing, the trustee may enforce its rights and the rights of the holders of the Notes by any judicial proceedings that the trustee deems to be most effectual to do so.

The maturity of the Notes may only be accelerated upon the occurrence of an event of default described above. There is no right of acceleration of the payment of principal of the Notes upon a “default” in the payment of principal of or interest on the Notes or in the performance of any of our covenants or agreements contained in the Notes, in the Indenture or any of our other obligations or liabilities, including the events described as a “default” below. For purposes of the Notes, “default” means (i) a default in the payment of principal of the Notes when due, whether at maturity, by acceleration of maturity or otherwise; and (ii) a default in the payment of interest on the Notes when due, which continues for 30 days. If a default in the payment of principal of or interest on the Notes occurs and is continuing under the Indenture, the trustee and holders of the Notes will have a right to institute suit directly against us for the collection of such overdue payment. Other than upon a default in the payment of principal of or interest on the Notes, the holders of the Notes will have limited rights to institute proceedings to enforce the terms of the Indenture.

Modification

From time to time, we, together with the trustee, may, without the consent of the holders of Notes, amend the Indenture for one or more of the following purposes:

•	to provide for the assumption by a successor corporation of our obligations under the Indenture;
•	to add to our covenants and the default provisions for the benefit of the holders of Notes or to surrender any right or power conferred upon us by the Indenture;
•	to permit or facilitate the issuance of Notes in bearer form or in uncertificated form;
•	to cure ambiguities, defects or inconsistencies, so long as the amendment does not adversely affect the interests of the holders of Notes in any material respect as determined in good faith by us;
•	to appoint a successor trustee with respect to the Notes;
•	to establish the form or terms of a series of Notes;
•	to make any change to the Indenture that neither applies to any Note of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modifies the rights of any Note holder with respect to such provision;
•	to add a guarantor with respect to the Notes; or
•	to secure the Notes.

The Indenture permits us and the trustee, with the consent of the holders of a sixty-six and two-thirds percent in aggregate principal amount of each series of the outstanding Notes affected thereby, to modify the Indenture in a manner affecting the rights of the holders of the Notes of such series; provided that no modification may, without the consent of the holders of each outstanding note affected:

•	change the maturity of the principal of any Note or the timing of an interest payment on a Note;
•	reduce the principal amount or the rate of interest of any Note;
•	reduce the amount of the principal of any Note which would be due and payable upon a declaration of acceleration;
•	change the place of payment where, or the coin or currency in which, any subordinated note principal or interest is payable;
•	modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the holders;
•	impair the right to institute suit for the enforcement of any such due and payable obligation;
•	reduce the percentage of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver provided for in the Indenture; or
•	modify such provisions with respect to modification or waiver.

Consolidation, Merger, Sale of Assets and Other Transactions

We will not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our properties and assets to any person, unless:

•	if we are the surviving person or if we consolidate with or merge into another person or sell, convey, transfer or lease substantially all of our properties and assets to any person, the successor is a corporation, partnership, limited liability company or trust organized under the laws of the United States of America or any state or the District of Columbia, and, if we are not the surviving person, the successor expressly assumes our obligations relating to the Notes and the Indenture;
•	immediately after giving effect to the transaction, no “event of default” and no event which, after notice or lapse of time or both, would become an “event of default” shall have occurred and be continuing; and
•	certain other conditions described in the Indenture are met.

The general provisions of the Indenture do not limit the rights of Fulton Financial to enter into transactions, such as a highly leveraged transaction, that may adversely affect the holders of the Notes.

Satisfaction and Discharge

The Indenture provides that when, among other things, all Notes not previously delivered to the trustee for cancellation:

•	have become due and payable,
•	will become due and payable at their stated maturity within one year, or
•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee,

and we irrevocably deposit or cause to be deposited with the trustee as trust funds in trust for such purpose money in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the trustee for cancellation, for the principal and any premium and interest to the date of such deposit (in the case of Notes which have become due and payable) or to the Maturity Date or the date of redemption, as the case may be;

then, upon our request, the Indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the Indenture with respect to the Notes. However, we will continue to be obligated to pay all other sums due under the Indenture and to provide the officers’ certificates and opinions of counsel described in the Indenture.

Defeasance

We may at any time terminate all of our obligations under the Notes, except for certain obligations, including those respecting the defeasance trust. Our obligations will be deemed to have been discharged if the following applicable conditions have been satisfied:

•	we have irrevocably deposited in trust with the trustee or the defeasance agent, if any, money or U.S. government obligations for the payment of principal and interest on the Notes to maturity;
•	if the Notes are then listed on any securities exchange, we have delivered to the trustee or defeasance agent an officers’ certificate to the effect that our defeasance will not cause the Notes to be delisted from such exchange;

•	such defeasance will not result in a breach or violation, or constitute a default under, any material agreement or instrument to which we are a party;
•	we have delivered to the trustee and the defeasance agent, if any, an opinion of counsel to the effect that holders of the Notes will not recognize gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance had not occurred;
•	no event or condition exists that would prevent us from making payments of the principal of or interest on the Notes on the date we deposit funds or any time during the 90 days thereafter; and
•	certain other conditions set forth in the Indenture.

Any defeasance of the Notes pursuant to the Indenture shall be subject to our obtaining the prior approval of the Federal Reserve and any additional requirements that the Federal Reserve may impose with respect to defeasance of the Notes. Notwithstanding the foregoing, if, due to a change in law, regulation or policy subsequent to the issue date of the Notes the Federal Reserve does not require that defeasance of instruments be subject to Federal Reserve approval in order for the instrument to be accorded Tier 2 capital treatment, then no such approval of the Federal Reserve will be required for such defeasance.

Effect of Benchmark Transition Event

Benchmark Replacement. If the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during the floating rate period in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the calculation agent will have the right to make Benchmark Replacement Conforming Changes from time to time.

Certain Defined Terms. As used herein:

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the calculation agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

(1)	Compounded SOFR;
(2)	the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;
(3)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(4)	the sum of: (a) the alternate rate that has been selected by the calculation agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

(1)	the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and
(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the calculation agent giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the calculation agent decides that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the calculation agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;
(2)	in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or
(3)	in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;
(2)	a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or
(4)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the calculation agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:
(2)	if, and to the extent that, the calculation agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the calculation agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment (if applicable) and the spread of 217 basis points per annum.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.

“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The terms “FRBNY’s Website,” “Reference Time,” “Relevant Governmental Body,” “SOFR” and “Term SOFR” have the meanings set forth above under the heading “—Interest.”

Determinations and Decisions

The calculation agent is expressly authorized to make certain determinations, decisions and elections under the terms of the Notes, including with respect to the use of Three-Month Term SOFR as the Benchmark for the floating rate period and under the benchmark transition provisions. Any determination, decision or election that may be made by the calculation agent under the terms of the Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding on the holders of the Notes and the trustee absent manifest error;
•	if made by us as calculation agent, will be made in our sole discretion;
•	if made by a calculation agent other than us, will be made after consultation with us, and the calculation agent will not make any such determination, decision or election to which we reasonably object; and
•	notwithstanding anything to the contrary in the indenture, shall become effective without consent from the holders of the Notes, the trustee or any other party.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The Notes offered hereby will be issued only in fully registered form, without interest coupons, and in minimal denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The Notes offered hereby will be evidenced by a global note which will be deposited with, or on behalf of, DTC, or any successor thereto, and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The global note will not be registered in the name of any person, or exchanged for Notes that are registered in the name of any person, other than DTC or its nominee, unless one of the following occurs:

•	DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global note, or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary; or

•	an event of default with respect to the Notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered. Any such Notes in certificated form will be issued in minimum denominations of $1,000 and multiples of $1,000 in excess thereof and may be transferred or exchanged only in such minimum denominations.

DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot get Notes registered in your name if they are represented by the global note;
•	you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global note;
•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and
•	all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

Only institutions (such as a securities broker or dealer) that have accounts with the DTC or its nominee (called “participants”) and persons that may hold beneficial interests through participants (including through Euroclear Bank SA/NV or Clearstream Banking, société anonyme, as DTC participants) can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearing-house (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

We will make cash payments of interest on and principal of the global note to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

You may exchange or transfer the Notes at the corporate trust office of the trustee for the Notes or at any other office or agency maintained by us for those purposes. We will not require payment of a service charge for any transfer or exchange of the Notes, but Fulton Financial may require payment of a sum sufficient to cover any applicable tax or other governmental charge.

We have been informed that, with respect to any cash payment of interest on or principal of the global note, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the Notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in Notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We also understand that neither DTC nor Cede will consent or vote with respect to the Notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose accounts the Notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the Notes represented by the global note as to which such participant has, or participants have, given such direction.

DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Calculation Agent

We may appoint a calculation agent for the Notes prior to the commencement of the floating rate period and will keep a record of such appointment at our principal offices, which will be available to any holder of the Notes upon request. In addition, we or an affiliate of ours may assume the duties of the calculation agent. We will act as the initial calculation agent.

The Trustee

The trustee for the holders of Notes issued under the Indenture is Wilmington Trust, National Association. If an event of default with respect to the Notes occurs, and is not cured, the trustee will be required to use the degree of care of a prudent person in the conduct of his or her own affairs in the exercise of its powers. The trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holders of the Notes, unless they have offered to the trustee security or indemnity satisfactory to the trustee.

Wilmington Trust, National Association, in the future, may be the trustee under other indentures pursuant to which we issue debt. Pursuant to the Trust Indenture Act of 1939, if a default occurs with respect to the securities of any series, the trustee will be required to eliminate any conflicting interest as defined in the Trust Indenture Act of 1939 or resign as trustee with respect to the securities of that series within 90 days of such default, unless such default were cured, duly waived or otherwise eliminated.

Payment and Paying Agents

We will pay principal and interest on the Notes at the corporate trust office of the trustee or at the office of any paying agent that we may designate.

We will pay any interest on the Notes to the registered owner of the Notes at the close of business on the record date for the interest, except in the case of defaulted interest. Interest payable at maturity of the Notes will be paid to the registered holder to whom principal is payable. We may at any time designate additional paying agents or rescind the designation of any paying agent.

Any moneys deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of and interest on any Note that remains unclaimed for two years after the principal or interest has become due and payable will, at our request, be repaid to us, or (if then held by us) be discharged from such trust. After repayment to us, you are entitled to seek payment only from us as an unsecured general creditor.

Governing Law

The Indenture and the Notes are governed by and construed in accordance with the laws of the State of New York.

Certain ERISA and Other Benefit Plan Considerations

The following is a summary of certain considerations associated with the purchase and holding of the Notes (including interests in the Notes) by (1) “employee benefit plans” (as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended, which we refer to as “ERISA”) that are subject to Title I of ERISA, (2) plans, individual retirement accounts and other arrangements subject to Section 4975 of the Code, (3) plans subject to any federal, state, local, non-U.S. or other laws or regulations that are similar to Title I of ERISA or Section 4975 of the Code, which we collectively refer to as “Similar Laws,” and (4) entities whose underlying assets are considered to include “plan assets” of any of the foregoing described in clauses (i), (ii) and (iii) above(each of which we call a “Plan”).

Each fiduciary of a Plan should consider the fiduciary standards of ERISA, to the extent applicable, or any applicable Similar Laws in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence, diversification and conflicts of interest requirements of ERISA and any other applicable Similar Laws, as applicable, and would be consistent with the documents and instruments governing the Plan.

In addition, Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to such provisions, which we call “Covered Plans,” from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code with respect to the Covered Plan. A violation of these “prohibited transaction” rules may result, among other things, in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, and a fiduciary causing a Covered Plan to engage in such a transaction may be subject to liabilities, and the transaction may need to be reversed, unless exemptive relief is available under an applicable statutory or administrative exemption.

The acquisition or holding of the Notes (or an interest in the Notes) by or on behalf of a Plan with respect to which the Company, any of the underwriters, the Trustee or any of their respective affiliates are or become a party in interest or a disqualified person may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless the Notes (or interests therein) are acquired and held pursuant to and in accordance with an applicable exemption. Therefore, a fiduciary of a Covered Plan should also consider whether an investment in the Notes might constitute or give rise to a non-exempt prohibited transaction under ERISA and the Code.

In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that potentially may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the Notes, or interests therein. Those class exemptions include:

•	PTCE 96-23 - for certain transactions determined by in-house asset managers;
•	PTCE 95-60 - for certain transactions involving insurance company general accounts;
•	PTCE 91-38 - for certain transactions involving bank collective investment funds;
•	PTCE 90-1 - for certain transactions involving insurance company pooled accounts; and
•	PTCE 84-14 - for certain transactions determined by independent qualified professional asset managers.

In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provides an exemption for transactions between a Covered Plan and a party in interest or disqualified person; provided that the party in interest or disqualified person is not a fiduciary (or an affiliate thereof) who has or exercises any discretionary authority or control with respect to the investment of the Covered Plan assets involved in the transaction or renders investment advice with respect to those assets, and is a party in interest or disqualified person solely by reason of being a service provider to the Covered Plan or having a relationship to a service provider to the Covered Plan and provided, further, that the Covered Plan pays no more, nor receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). No assurance can be made that any of the above-described exemptions or any other exemption will be available, or that all of the conditions of any such exemptions will be satisfied, with respect to any particular transactions involving the Notes.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not generally subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

Because of the possibility that direct or indirect prohibited transactions or violations of Similar Laws could occur as a result of the purchase, holding or disposition of the Notes or an interest in the Notes by a Plan, the Notes and interests therein may not be purchased by any Plan, or any person investing the assets of any Plan, unless its purchase, holding and disposition of the Notes or such interests in the Notes will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any Similar Laws.

Any purchaser or holder of the Notes or any interest in the Notes will be deemed to have represented by its purchase and holding of the Notes or such interests that either:

•	it is not a Plan and is not purchasing or holding the Notes or interest in the Notes on behalf of or with the assets of any Plan; or
•	its purchase, holding and disposition of the Notes or interest in the Notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any Similar Laws.

Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions or other violations, it is important that any person considering the acquisition of the Notes (or an interest in the Notes) on behalf of, or with the assets of, any Plan, consult with its counsel regarding the consequences under ERISA, the Code and any applicable Similar Laws of the acquisition, ownership and disposition of the Notes or interests in the Notes, whether any exemption would be necessary, and if so, applicable, and whether all conditions of such exemption would be satisfied such that the acquisition and holding of the Notes or an interest therein by the Plan would be entitled to full exemptive relief thereunder.

Nothing herein will be construed as, and the sale of the Notes or any interests therein to a Plan is in no respect, a representation or advice by us, any of the underwriters or the Trustee (or any of our or their affiliates or representatives) as to whether any investment in the Notes or any interests therein would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans generally or any particular Plan. The foregoing discussion is merely a summary and should not be construed as legal or investment advice, or as complete in all relevant respects. Each Purchaser and holder of Notes (including interests in Notes) have the exclusive responsibility for determining that its acquisition, holding and disposition of the Notes (including interests in the Notes) satisfies all fiduciary and other legal requirements applicable to it, and will not result in a non-exempt prohibited transaction or other violation under ERISA, the Code or Similar Law.

This summary is based upon the Code, ERISA and the regulations, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements in this summary.

U.S. Federal Income Tax Considerations

General

The following is a discussion of U.S. federal income tax considerations generally applicable to the ownership and disposition of the Notes by a U.S. holder or a non-U.S. holder (each as defined below) that purchases the Notes pursuant to and at the price indicated on the cover of this prospectus supplement and holds the Notes as “capital assets” (generally, property held for investment purposes) for U.S. federal income tax purposes. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, judicial decisions and current administrative rulings and practice, all as in effect and available as of the date of this prospectus supplement and all of which are subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”) or a court will concur with the conclusions reached below.

This discussion does not discuss all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules (e.g., banks and other financial institutions, insurance companies, real estate investment trusts, broker-dealers, partnerships and their partners, tax-exempt organizations (including private foundations), qualified retirement plans, “controlled foreign corporations,” “passive foreign investment companies,” holders subject to the alternative minimum tax and certain former citizens and former long-term residents of the United States), or to persons that will hold the notes as part of a broader transaction, all of whom may be subject to tax rules that differ significantly from those summarized below. Furthermore, this discussion does not address any other U.S. federal tax considerations (e.g., estate or gift tax or the Medicare tax on net investment income) or any state, local or non-U.S. tax laws. Prospective investors are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations applicable to them in their particular circumstances. In addition, this discussion does not apply to holders 3.25% subordinated notes due in 2030 that are redeemed using the proceeds from this offering and invest in the Notes; such holders are urged to consult their own tax advisors regarding the tax consequences of an investment in the Notes.

For the purposes of this summary, a “U.S. holder” is a beneficial owner of a Note that, for U.S. federal income tax purposes, is any of the following: (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of, the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of the substantial decisions of the trust or (B) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a domestic trust.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of a Note that is not a U.S. holder and is not a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships investing in the Notes and partners in such partnerships are urged to consult their own tax advisors as to the particular U.S. federal income tax considerations applicable to them.

Treatment of the Notes as Variable Rate Debt Instruments

As discussed under “The Description of Notes – Interest,” the Notes will bear interest at an initial fixed rate during the Fixed Rate Period and then bear interest at a floating rate per annum, reset quarterly, during the Floating Rate Period. Under applicable Treasury Regulations, a debt instrument will qualify as a “variable rate debt instrument” if (a) its issue price does not exceed the total noncontingent principal payments due under the debt instrument by more than a specified de minimis amount, (b) the debt instrument provides for stated interest, paid or compounded at least annually, at current value of a single fixed rate and one or more qualified floating rates, and (c) except as described in (a) above, does not provide for any principal payments that are contingent. A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated. Under the foregoing definition, the Notes are expected to be treated as variable rate debt instruments for U.S. federal income tax purposes and the discussion below is based on this assumption.

Original Issue Discount and Qualified Stated Interest

It is anticipated, and this discussion assumes, that the issue price of the Notes will be equal to the stated principal amount or, if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury Regulations). If, however, the issue price of a Note is less than the stated redemption amount at maturity and the difference is more than a de minimis amount (as set forth in the applicable Treasury Regulations), then a U.S. holder generally will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method.

The tax treatment of interest depends on whether such interest constitutes “qualified stated interest,” referred to herein as “QSI.” With respect to a debt instrument that provides for a single fixed rate and one or more qualified floating rates, QSI is determined by first converting the single fixed rate to an equivalent qualified floating rate, then converting each qualified floating rate to the applicable fixed rate substitute for the applicable interest accrual periods, and determining OID and QSI as if such instrument were a fixed rate instrument. In such case, QSI is generally the amount of interest that is payable at least annually at a single fixed rate. These calculations cannot be performed with certainty in advance of the issuance of the Notes as they will be depend on the market conditions at issuance. Based upon current market conditions and the manner in which the interest rates on the Notes are determined, we expect that all of the stated interest on the Notes will be treated as QSI and the Notes will be treated as having been issued with no more than de minimis original issue discount.

The remainder of this discussion assumes that the stated interest on the Notes will be treated as QSI and the Notes will be treated as having been issued with no more than de minimis original issue discount. Holders are urged to consult their own tax advisors regarding the tax consequences to them if the Notes are issued with original issue discount or if the stated interest is not treated as QSI.

Tax Considerations for U.S. Holders

Interest on the Notes

Generally, payments of stated interest on a Note will be taxable to a U.S. holder as ordinary income at the time they are received or accrued, depending on the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

A U.S. holder generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a Note in an amount equal to the difference, if any, between the amount realized upon the sale, exchange, redemption or other taxable disposition and the U.S. holder’s adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest, which will be taxed as described above under “—Interest on the Notes.” Any gain or loss that a U.S. holder recognizes on a disposition of a Note will generally be capital gain or loss, except to the extent of any accrued interest relating to such U.S. holder’s Notes required to be included in income, and will be long-term capital gain or loss if at the time of this disposition a U.S. holder has held the Note for more than one year. Long-term capital gain of U.S. holders may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations under the Code.

Tax Considerations for Non-U.S. Holders

Payments of Interest

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on payments of interest on the Notes provided that (1) such interest is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder and (2) the non-U.S. holder (a) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote, (b) is not a controlled foreign corporation related to the Issuer (within the meaning of the Code), and (c) certifies, under penalties of perjury, to the applicable withholding agent on IRS Forms W-8BEN or W-8BEN-E (or appropriate substitute form) that it is not a U.S. person and that no withholding is required pursuant to the Foreign Account Tax Compliance Act (“FATCA”) (discussed below), and provides its name, address and certain other required information or certain other certification requirements are satisfied.

If interest on the Notes is not effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder but such non-U.S. holder cannot satisfy the other requirements outlined in the preceding paragraph, interest on the Notes will generally be subject to U.S. federal withholding tax (currently imposed at a 30% rate), unless the withholding tax rate is reduced or eliminated by an applicable treaty, and such non-U.S. holder is a qualified resident of the treaty country and complies with certain certification requirements.

If interest on the Notes is effectively connected with the conduct of a trade or business within the United States by a non-U.S. holder and, if required under an applicable treaty, such interest is attributable to a permanent establishment or fixed base within the United States, then the non-U.S. holder will generally be subject to U.S. federal income tax on the receipt or accrual of such interest on a net income basis in the same manner as if such holder were a U.S. person and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to an additional branch profits tax (currently imposed at a rate of 30%, or a lower applicable treaty rate) on its effectively connected earnings and profits for the taxable year, subject to adjustments. Any such interest will not also be subject to U.S. federal withholding tax, however, if the non-U.S. holder timely provides the withholding agent a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. federal withholding tax.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

A non-U.S. holder will generally not be subject to U.S. federal income tax (or any withholding thereof) with respect to gain, if any, recognized upon the sale, exchange, redemption or other disposition of the Notes (other than any amount representing accrued and unpaid interest on the note, which is subject to the rules discussed above under “—Payments of Interest” unless (1) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder and, if required under an applicable treaty, is attributable to a permanent establishment or fixed base of the non-U.S. holder within the United States, or (2) in the case of a non-U.S. holder that is an individual, such holder is present in the United States for 183 or more days in the taxable year in which the sale, exchange, redemption or other disposition of the Notes occurs and certain other conditions are satisfied.

Gain that is effectively connected with the conduct of a trade or business in the United States will generally be subject to U.S. federal income tax on a net income basis (but not U.S. withholding tax), in the same manner as if the non-U.S. holder were a U.S. person, and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to an additional branch profits tax (currently imposed at a rate of 30%, or a lower applicable treaty rate) on its effectively connected earnings and profits, subject to adjustments. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale, exchange, redemption or other disposition of the Notes will be subject to a flat 30% tax on the gain derived from such sale, exchange, redemption or other disposition, which may be offset by certain U.S.-source capital losses.

FATCA Withholding

Pursuant to Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” withholding at a rate of 30% will generally be required in certain circumstances on interest payable on Notes held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Accordingly, the entity through which the Notes are held will affect the determination of whether such withholding is required. Similarly, interest payable on the Notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that it does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will, in turn, be provided to the U.S. Department of the Treasury. Prospective investors are urged to consult their own tax advisors regarding the possible implications of these rules on an investment in the Notes.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO INVESTORS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM THEIR OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Underwriting (Conflicts of Interest)

We have entered into an underwriting agreement with Piper Sandler & Co. and J.P. Morgan Securities LLC (collectively, the “underwriters”) with respect to the Notes being offered pursuant to this prospectus supplement. Subject to certain conditions, the underwriters have agreed to purchase the aggregate principal amount of Notes set forth next to its name in the following table.

Underwriter	Principal Amount of Notes
Piper Sandler & Co.	$195,000,000
J.P. Morgan Securities LLC	$105,000,000
Total	$300,000,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by its counsel. The underwriting agreement provides that each underwriter has agreed to purchase all of the Notes offered hereby if any of them are purchased. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The Notes will constitute a new class of securities with no established trading market. The underwriters have advised us that, following the completion of this offering, they intend to make a market in the Notes as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the Notes, that you will be able to sell any of the Notes held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the Notes offered hereby subject to their acceptance of such Notes from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

Notes sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. If all of the Notes are not sold at their applicable initial offering prices, the underwriters may change the offering prices and the other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering (expressed as a percentage of the principal amount of the Notes offered hereby).

	Per Note	Total
Public offering price(1)	100.00%	$300,000,000
Underwriting discounts and commissions paid by us(2)	1.00%	$3,000,000
Proceeds to us, before expenses	99.00%	$297,000,000

(1)	Plus accrued interest, if any, from the original issue date.
(2)	We have agreed to reimburse the underwriters up to $150,000 for certain expenses in connection with this offering. Such reimbursement is deemed underwriter compensation by the Financial Industry Regulatory Authority (“FINRA”) under FINRA Rule 5110.

We estimate expenses payable by us in connection with this offering, other than, in each case, underwriting discounts and commissions, will be approximately $0.8 million.

We expect that delivery of the Notes will be made against payment therefor on or about May 5, 2026, which will be the second business day following the date of pricing of the Notes, or “T+2.”

No Listing

The Notes will not be listed on any securities exchange or included in any automated quotation system.

No Sale of Similar Securities

We have agreed with the underwriters that for a period from the date of the underwriting agreement through and including the closing date of the offering, we and our subsidiaries will not, without the prior consent of the underwriters, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by us or any of our subsidiaries.

Stabilization

In connection with this offering of the Notes, any underwriter may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for such underwriter. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If any underwriter engages in stabilizing or syndicate covering transactions, it may discontinue such activities at any time without notice.

Neither we nor the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters or their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments issued by us and our affiliates. If the underwriters or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Conflicts of Interest

The Company and Piper Sandler Companies, the parent company of Piper Sandler & Co., an underwriter for this offering, have two 10% or greater shareholders in common. This is deemed a conflict of interest under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Pursuant to Rule 5121, Piper Sandler & Co. will not confirm sales of the Notes to any account over which it exercises discretionary authority without the prior written approval of the customer.

Legal Matters

The validity of the Notes offered hereby will be passed upon for Fulton Financial Corporation by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters will be passed upon for Fulton Financial Corporation by Holland & Knight LLP, Philadelphia, Pennsylvania. Certain legal matters related to the offering will be passed upon for the underwriters by Troutman Pepper Locke LLP, Richmond, Virginia.

Experts

The consolidated financial statements of Fulton Financial Corporation as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Purchase Contracts

Units

of

FULTON FINANCIAL CORPORATION

Fulton Financial Corporation from time to time in one or more offerings may offer to sell the securities identified above either separately or in any combination of the securities. The securities we may offer may be convertible or exchangeable for other securities. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in the applicable prospectus supplement to this prospectus.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “FULT.”

Investing in our securities involves risks. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you make your investment decision. See “Risk Factors” on page 7 of this prospectus, and in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 and June 30, 2025, each of which are incorporated herein by reference, as well as any additional risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any of our securities.

None of the Securities and Exchange Commission (the “SEC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System or any state securities commission or any other federal regulatory agency has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not bank deposits and are not insured by the FDIC or any other governmental agency nor are they obligations of, or guaranteed by, a bank.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, directly to purchasers or through a combination of these methods, on a continuous or delayed basis from time to time. The names of any underwriters, dealers or agents involved in the distribution of our securities, their compensation and any option they hold to acquire additional securities will be described in the applicable prospectus supplement. Net proceeds from the sale of securities will be set forth in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

Prospectus dated August 11, 2025.

We have not authorized any other person to provide you with any information other than the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. We do not take responsibility for, or provide any assurance as to the reliability of, any different or additional information. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the SEC, as a “well-known seasoned issuer,” as defined under Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”). Under this automatic shelf registration statement, we may offer and sell from time to time, separately or together, any combination of common stock, preferred stock, depositary shares, senior debt securities, subordinated debt securities, warrants, purchase contracts and units in one or more offerings up to an indeterminate aggregate dollar amount. The debt securities, preferred stock, warrants, purchase contracts and units may be convertible into, or exercisable or exchangeable for, common or preferred stock or other securities issued by us.

Each time we offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

The registration statement of which this prospectus forms a part, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. The registration statement can be obtained from the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.fultonbank.com. The reference to our website is not intended to be an active link and the information on, or that can be accessed through, our website is not, and you must not consider the information to be, a part of this prospectus or any other filings we make with the SEC.

The distribution of this prospectus and any applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons who obtain this prospectus and any applicable prospectus supplement should inform themselves about, and observe, any such restrictions. This prospectus and any applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Unless otherwise indicated or the context requires otherwise, references to “we,” “us,” “our,” “Fulton Financial,” “registrant” or similar terms are to Fulton Financial Corporation, a Pennsylvania corporation, and its subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains or incorporates by reference, and from time to time our management may make, forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “future,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements which are subject to risks, uncertainties and assumptions (some of which are beyond our control and ability to predict), may include projections of, or guidance on, our future financial performance, expected levels of future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in our business or financial results. These statements are not guarantees of future performance and are only predictions based on our current expectations and projections about future events. Among the important factors that could cause our actual financial condition and results of operations, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements are the factors disclosed under “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 28, 2025, as such factors may be updated from time to time in our periodic filings with the SEC, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. Forward-looking statements speak only as of the date on which such statements are made. Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include, but are not limited to, the following:

•	the impact of adverse conditions in the economy and financial markets, including elevated interest rates and trade policies and the imposition of tariffs and retaliatory tariffs, on the performance of our loan portfolio and demand for our products and services;

•	the potential impacts of recent events affecting the financial services industry on us, including increased competition for, and costs of, deposits and other funding sources, more stringent regulatory requirements relating to liquidity and interest rate risk management and capital adequacy and increased FDIC insurance expenses;

•	the effects of actions by the federal government, including those of the Board of Governors of the Federal Reserve System and other government agencies, that impact the money supply and market interest rates;

•	the effects of market interest rates, and the relative balances of interest rate-sensitive assets to interest rate-sensitive liabilities, on net interest margin (“NIM”) and net interest income;

•	the composition of our loan portfolio, including commercial mortgage loans, commercial and industrial loans and construction loans, which collectively represent a majority of the loan portfolio, may expose us to increased credit risk;

•	the effects of changes in interest rates on demand for our products and services;

•	investment securities gains and losses, including declines in the fair value of securities which may result in charges to earnings or shareholders’ equity;

•	the effects of changes in interest rates or disruptions in liquidity markets on our sources of funding;

•	capital and liquidity strategies, including our ability to comply with applicable capital and liquidity requirements, and our ability to generate capital internally or raise capital on favorable terms;

•	the effects of competition on deposit rates and growth, loan rates and growth and NIM;

•	possible goodwill impairment charges;

•	the impact of operational risks, including the risk of human error, inadequate or failed internal processes and systems, computer and telecommunications systems failures, faulty or incomplete data and an inadequate risk management framework;

•	the loss of, or failure to safeguard, confidential or proprietary information;

•	our failure to identify and adequately and promptly address cybersecurity risks, including data breaches and cyberattacks;

•	the impact of failures of third-party vendors upon which we rely to perform in accordance with contractual arrangements and the effects of concerns about other financial institutions on us;

•	the potential to incur losses in connection with repurchase and indemnification payments related to sold loans;

•	the potential effects of climate change on our business and results of operations;

•	increases in non-performing assets, which may require us to increase the allowance for credit losses, charge-off loans and incur elevated collection and carrying costs related to such non-performing assets;

•	the determination of the allowance for credit losses, which depends significantly upon assumptions and judgments with respect to a variety of factors, including the performance of the loan portfolio, the weighted-average remaining lives of different classifications of loans within the loan portfolio and current and forecasted economic conditions, among other factors;

•	the effects of the extensive level of regulation and supervision to which we and Fulton Bank, N.A. (“Fulton Bank”) are subject;

•	changes in law, regulation and government policy, which could result in significant changes in banking and financial services regulation;

•	the continuing impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on our business and results of operations;

•	the potential for negative consequences resulting from regulatory violations, investigations and examinations, including potential supervisory actions, the assessment of fines and penalties, the imposition of sanctions, the need to undertake remedial actions and possible damage to our reputation;

•	the effects of adverse outcomes in litigation and governmental or administrative proceedings;

•	the effects of changes in U.S. federal, state or local tax laws;

•	the effects of the significant amounts of time and expense associated with regulatory compliance and risk management;

•	our ability to realize anticipated reductions in non-interest expense and increases in revenue from strategic initiatives implemented from time to time intended to simplify our operating model, improve our relationship banking focus, increase productivity and enhance the customer experience;

•	completed and potential acquisitions may affect costs and we may not be able to successfully integrate the acquired business or realize the anticipated benefits from such acquisitions;

•	geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, including the war between Russia and Ukraine and ongoing conflicts in the Middle East, which could impact business and economic conditions in the United States and abroad;

•	public health crises and pandemics and their effects on the economic and business environments in which we operate, including on our credit quality and business operations, as well as the impact on general economic and financial market conditions;

•	our ability to achieve our growth plans;

•	our ability to attract and retain talented personnel;

•	the effects of competition from financial service companies and other companies offering bank services;

•	our ability to keep pace with technological changes;

•	our reliance on our subsidiaries for substantially all of our revenues and our ability to pay dividends or other distributions;

•	the effects of negative publicity on our reputation; and

•	other factors that may affect our future results.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov and on the investor relations page of our website at www.fultonbank.com. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on these websites constitutes a part of this prospectus.

In this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until the completion of the offering of securities under this prospectus (other than information in such additional documents that is deemed under the Exchange Act, in accordance with the Exchange Act and SEC rules, to be “furnished” and not filed with the SEC):

•	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed February 28, 2025.

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2025, filed May 9, 2025 and June 30, 2025, filed August 8, 2025.

•	Our definitive Proxy Statement on Schedule 14A for the 2025 Annual Meeting of Shareholders, filed on April 1, 2025 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024).

•	Our current Reports on Form 8-K to the extent filed and not furnished with the SEC on January 31, 2025, May 20, 2025, May 22, 2025, July 23, 2025 and August 1, 2025.

•	Our current Report on Form 8-K/A filed with the SEC on February 28, 2025.

•	The description of our common stock contained in Exhibit 4.7 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 21, 2020.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Fulton Financial Corporation

One Penn Square

P.O. Box 4887

Lancaster, Pennsylvania 17604

Attention: Corporate Secretary

(717) 291-2411

ABOUT FULTON FINANCIAL CORPORATION

Fulton Financial is a Pennsylvania corporation and a registered financial holding company that maintains its headquarters in Lancaster, Pennsylvania. Through our banking subsidiary, Fulton Bank, we deliver financial services primarily within our five-state market area, comprised of Pennsylvania, Delaware, Maryland, New Jersey and Virginia. As of June 30, 2025, Fulton Financial had, on a consolidated basis, total assets of $32 billion, loans and leases, net of unearned income of $24 billion, total deposits of $26.1 billion and total shareholders’ equity of $3.3 billion.

Our principal executive offices are located at One Penn Square, Lancaster, Pennsylvania 17604, and our telephone number is (717) 291-2411. Our common stock is traded on the NASDAQ Global Select Market under the symbol “FULT.” Our website address is www.fultonbank.com. This website address is not intended to be an active link, and information on our website is not incorporated in, and should not be construed to be part of, this prospectus supplement.

RISK FACTORS

Investing in our securities involves certain risks. Before you invest in any of our securities, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated into this prospectus by reference, and as updated by our annual and quarterly reports for subsequent fiscal years or quarters that we file with the SEC. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business, financial condition and results of operations.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes, unless otherwise specified in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may use this prospectus to offer securities from time to time in one or more offerings. The applicable prospectus supplement will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material U.S. federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We may offer and sell all or a portion of the securities covered by this prospectus from time to time, together or separately, in one or more or any combination of the following transactions: (i) on the NASDAQ Global Select Market, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded; (ii) in privately negotiated transactions; (iii) in underwritten transactions; (iv) in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (v) through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus; (vi) in ordinary brokerage transactions and transactions in which the broker solicits purchasers; (vii) “at the market” or through market makers or into an existing market for the securities; and (viii) through any other method permitted by applicable law.

We may sell the securities at prices then prevailing, related to the then-prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by us, and, at the time of the determination, may be higher or lower than the market price of our securities on the NASDAQ Global Select Market or any other exchange or market.

Securities may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. We may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us.

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

To facilitate the offering of securities covered by this prospectus, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. This may include over-allotments or short sales of our securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our securities by bidding for or purchasing our securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.

At the time we enter any material arrangement with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) of the Securities Act, disclosing certain material information, including:

•	the number of securities being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

In the ordinary course of their business activities, any underwriter, broker-dealer or agent and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and other instruments. Any underwriter, broker-dealer or agent and their respective affiliates may also engage in transactions with or perform services for us or provide other types of financing to us in the ordinary course of their business.

SUMMARY OF THE SECURITIES WE MAY OFFER

We may use this prospectus to offer securities from time to time in one or more offerings. The applicable prospectus supplement will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material U.S. federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We may offer and sell the securities to or through one or more underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole, or in part, any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Common Stock

Our Amended and Restated Articles of Incorporation authorize us to issue up to 600,000,000 shares of common stock, par value $2.50 per share. Each share of outstanding common stock entitles the holder to one vote per share. Our common stock is not convertible into any other shares of our capital stock. We may sell shares of our common stock pursuant to this prospectus. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock; Depositary Shares

Our board of directors is authorized pursuant to our Amended and Restated Articles of Incorporation, without approval of the holders of common stock, to issue up to 10,000,000 shares of preferred stock, without par value, from time to time without series or in one or more series in such number and to fix by resolution such voting rights (which may be full, limited, multiple, fractional or withheld altogether), designation, preferences, qualifications, limitations, restrictions, privileges, options, redemption rights, conversion rights, and other special or relative rights of such class or any series thereof. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the liquidation preference of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and, if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Debt Securities—Senior Debt Securities and Subordinated Debt Securities

We may sell debt securities, including senior debt securities and subordinated debt securities, which may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, if any, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called an indenture. Senior debt securities will be issued in one or more series under the senior debt securities indenture (the “Senior Indenture”), between Wilmington Trust, National Association (“Wilmington Trust”), as trustee, and us with the specific terms and conditions set forth in a supplemental indenture or company order. Subordinated debt securities will be issued in one or more series under the subordinated debt securities indenture (the “Subordinated Indenture”), between Wilmington Trust, as trustee, and us with the specific terms and conditions set forth in a supplemental indenture or company order.

Forms of the Senior Indenture and the Subordinated Indenture are each filed as an exhibit to the registration statement of which this prospectus is a part.

Warrants

We may sell warrants to purchase our common stock, preferred stock, or debt securities. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Purchase Contracts

We may issue purchase contracts, including contracts obligating holders to purchase from, or to sell to, us, and obligating us to sell to, or to purchase from, the holders, a specified number of shares of our common stock, preferred stock or depositary shares at a future date or dates. The price per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The applicable prospectus supplement will describe the terms of the purchase contracts, including, if applicable, collateral or depositary arrangements.

Units

We may issue units consisting of one or more purchase contracts and beneficial interests in any of our securities described in the applicable prospectus supplement, securing the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the purchase contracts. The applicable prospectus supplement will describe the terms of the units, including, if applicable, collateral or depositary arrangements.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by us from time to time will be passed upon for us by Holland & Knight LLP. Certain legal matters in connection with an offering pursuant to this prospectus will be passed upon for the underwriters and/or agents by a law firm named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Fulton Financial Corporation and subsidiaries as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$300,000,000

5.950% Fixed-to-Floating Rate Subordinated Notes due 2036

PROSPECTUS SUPPLEMENT

Joint Bookrunning Managers

Piper Sandler	J.P. Morgan

    May 1, 2026